Exhibit 10.1

Execution Version

Published CUSIP Number:	00901EAA7
Revolving Credit CUSIP Number:	00901EAB5

$150,000,000 SECURED REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

Dated as of December 16, 2020

by and among

AIMCO OP L.P.,

as a Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

as REIT Guarantor,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Loan Lender and Issuing Lender

PNC CAPITAL MARKETS LLC, BANK OF THE WEST AND

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Joint Bookrunners

		Page

ARTICLE 1 CERTAIN DEFINITIONS		1

1.1	Certain Definitions	1

1.2	Construction	42

1.3	Accounting Principles; Changes in GAAP	42

1.4	LIBOR Notification	43

ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES		43

2.1	Revolving Credit Commitments	43

2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	44

2.3	Unused Fees	44

2.4	Termination or Reduction of Revolving Credit Commitments	44

2.5	Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests	45

2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	46

2.7	Notes	48

2.8	Letter of Credit Subfacility	48

2.9	Defaulting Lenders	56

2.10	Maturity Extensions	58

2.11	Incremental Revolving Credit Commitments	59

ARTICLE 3 [INTENTIONALLY OMITTED		62

ARTICLE 4 INTEREST RATES		62

4.1	Interest Rate Options	62

4.2	Interest Periods	63

4.3	Interest after Default	63

4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable	63

4.5	Selection of Interest Rate Options	67

ARTICLE 5 PAYMENTS; TAXES; YIELD MAINTENANCE		67

5.1	Payments	67

5.2	Voluntary Prepayments	67

-i-

(continued)

(continued)

(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS
SCHEDULE 1.1(B)	-	PERMITTED LIENS
SCHEDULE 1.1(C)	-	COLLATERAL POOL PROPERTIES
SCHEDULE 1.1(D)	-	PLEDGED ACCOUNTS
SCHEDULE 6.2	-	SUBSIDIARIES AND INVESTMENTS
SCHEDULE 6.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.3	-	INSURANCE POLICY REQUIREMENTS
SCHEDULE 10.1	-	COLLATERAL POOL MATTERS
SCHEDULE 10.2	-	MATERIAL CONTRACTS

EXHIBITS

EXHIBIT A	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	-	INTENTIONALLY OMITTED
EXHIBIT C	-	REVOLVING CREDIT NOTE
EXHIBIT D	-	SWINGLINE LOAN NOTE
EXHIBIT E	-	BORROWING BASE CERTIFICATE
EXHIBIT F		INTENTIONALLY OMITTED
EXHIBIT G	-	LOAN REQUEST
EXHIBIT H	-	SWINGLINE LOAN REQUEST
EXHIBIT I-1	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J	-	COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 16, 2020 and is made by and among AIMCO OP L.P., a Delaware limited partnership (the “OP Borrower”), the Collateral Pool Borrowers (as hereinafter defined) from time to time party hereto, Apartment Investment and Management Company, a Maryland corporation (the “REIT Guarantor”), the California Collateral Pool Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).

Reference is made to the Separation and Distribution Agreement, dated as of December 15, 2020 (the “Separation and Distribution Agreement”), by and among the REIT Guarantor, the OP Borrower, Apartment Income REIT Corp., a Maryland corporation (“AIR”), and AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO Properties”) pursuant to which the parties thereto desire to effect the Restructuring and the Distribution (as such terms are defined therein) following which the REIT Guarantor and AIR will be two independent, publicly traded companies (the foregoing transactions, collectively, the “Spin-Off Transaction”).

The Borrower has requested the Lenders to provide a revolving credit facility to the Borrowers in an aggregate principal amount of $150,000,000.00, including therein a Swingline Loan (as hereinafter defined) sub-facility and a Letter of Credit (as hereinafter defined) sub-facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Adjusted EBITDA” means, for any date of determination, an amount equal to (a) EBITDA for the most recent four fiscal quarter period (or, if four full fiscal quarters have not elapsed since the Closing Date, for the number of full fiscal quarters that have elapsed since the Closing Date on an annualized basis, adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent) ending on or prior to the applicable date of determination for which financial statements are required to have been delivered pursuant to Section 8.12, minus (b) the Capital Expenditure Reserve plus (c) any AIR Lease Payment Adjustment plus (d) during the fiscal year ending December 31, 2021 only, the amount of any overhead expenses funded from the Start-Up Expense Reserve.

“Adjusted NOI” means, for any period, an amount equal to (a) Net Operating Income minus (b) the Capital Expenditure Reserve.

“Adjusted Tangible Net Worth” means, for any date of determination, an amount equal to (a) the Tangible Net Worth as of such date plus (b) accumulated depreciation of the Consolidated Group calculated in accordance with GAAP.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 12.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” means as is specified in Section 12.9 [Administrative Agent’s Fee].

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Property” means as is specified in Section 10.5(b) [Casualty and Condemnation Events].

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means as is specified in Section 13.5(d)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“AIMCO DevCo” means Aimco Development Company, LLC, a Delaware limited liability company, a Subsidiary of the OP Borrower.

“AIMCO Properties” means as is specified in the recitals to this Agreement.

“AIR” means as is specified in the recitals to this Agreement.

“AIR Leased Assets” means, collectively, any assets leased pursuant to an AIR Master Lease.

“AIR Lease Payments” means, for any period, all rent and additional rent, however defined in each AIR Master Lease, paid by the tenants under the AIR Master Leases.

“AIR Lease Payment Adjustment” means, for the four fiscal quarter period (or, if four full fiscal quarters have not elapsed since the Closing Date, for the number of full fiscal quarters that have elapsed since the Closing Date on an annualized basis, adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent) ending on the applicable date of determination, the amount of AIR Lease Payments that (a) have been funded by funds previously reserved by the OP Borrower (including amounts in the AIR Lease Payment Reserve) or funded by a third-party lender from a loan reserve or holdback and (b) any accounting-related adjustments necessary to reflect AIR Lease Payments as lease expense and not interest expense or amortization for purposes of calculating EBITDA and Fixed Charges.

“AIR Lease Payment Reserve” means the cash reserves established from time to time to fund any portion of the AIR Lease Payments, which funds shall be held in an escrow account (the “AIR Lease Payment Reserve Account”) with the Administrative Agent and funded to make AIR Lease Payments at the OP Borrower’s request quarterly in amounts agreed by the OP Borrower and the Administrative Agent.

“AIR Master Lease” means any “Master Lease” under and as defined in the AIR Master Leasing Agreement, pursuant to which the applicable Affiliate of AIMCO DevCo, as tenant thereunder, will cause the development, redevelopment and/or lease-up of the subject leased property, as may be required and agreed upon by the parties thereunder.

“AIR Master Leasing Agreement” means the Master Leasing Agreement, dated as of December 15, 2020, by and between AIMCO Properties and AIMCO DevCo, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AIR Note Agreement” means the Mezzanine Note Agreement, dated as of December 14, 2020, pursuant to which Aimco REIT Sub, LLC issued $534,127,075 aggregate principal amount of its 5.20% Secured Mezzanine Notes due January 31, 2024 in exchange for the equity interests in James-Oxford Limited Partnership, a Maryland limited partnership, in connection with the Spin-Off Transaction, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Source” means as is specified in the definition of LIBOR Rate.

“Annual Budgets and Business Plan” means the annual operating and capital budget for any Post-Foreclosure Entity, which budget must contain and set forth, among other items, budgeted minimum additional capital contributions of the members of such Post-Foreclosure Entity, a detailed business plan which sets forth the permissible activities of the Post-Foreclosure Entity, a schedule of projected operating cash flow (including itemized operating revenues, costs and expenses and a schedule of projected operating deficits, if any) and a description of any proposed capital expenditures, including projected sources of funds, dates for commencement and completion of the same.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the REIT Guarantor or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any applicable laws relating to terrorism, trade sanctions programs and embargoes (including all applicable sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority), import/export licensing or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Laws” means as is specified in Section 10.1(c)(ii) [Collateral Pool Representations].

“Applicable Margin” means (a) with respect to Loans bearing interest at the Base Rate Option, 1.00% and (b) with respect to Loans bearing interest at the LIBOR Rate Option, 2.00%.

“Appraisal” means as is specified in the definition of “Collateral Pool Property Deliverables” in this Section 1.1 [Definitions].

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, individually or collectively, PNC Capital Markets LLC, Bank of the West and JPMorgan Chase Bank, N.A.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment of Property Management Agreement” means, with respect to any Collateral Pool Property, the Assignment of Property Management Agreement by the applicable Collateral Pool Loan Party and the applicable Property Manager in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members or general partner (as applicable) in the case of any Loan Party which is a limited liability company or limited partnership (as applicable), or such other individuals, designated by written notice to the Administrative Agent from the OP Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The OP Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.4(d)(iv) [Unavailability of Tenor of Benchmark], or (b) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for the Daily LIBOR Rate is one month.

“Bail-in Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-in Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 1.00%, so long as Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Option means the option of the OP Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i) [Revolving Credit Base Rate Option].

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.4(d)(i) [Benchmark Replacement].

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the OP Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the OP Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of

“Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the OP Borrower pursuant to Section 4.4(d) [Benchmark Replacement Setting], which date shall be at least thirty (30) days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d) [Benchmark Replacement Setting] and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d) [Benchmark Replacement Setting].

“Beneficial Owner” means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity

Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Bluffs Borrower” means AIMCO Esplanade Avenue Apartments, LLC, a Delaware limited liability company.

“Bluffs Property” means the Collateral Pool Property located at 380 Esplanade Ave., Pacifica, CA 94044.

“Borrower” or “Borrowers” means, individually or collectively, jointly and severally, the OP Borrower and each Collateral Pool Borrower which is a party hereto.

“Borrowing Base Amount” means, as of any date of determination, an amount equal to the lesser of (i) fifty-five percent (55%) of the Collateral Pool Value and (ii) the Maximum DSC Loan Amount.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto delivered to the Administrative Agent pursuant to Section 8.13(i) [Borrowing Base Certificate] and (a) setting forth each Collateral Pool Property, and certifying the Collateral Pool Value with respect to each such Collateral Pool Property, (b) certifying as to the calculation of the Borrowing Base Amount as of the date of such certificate and (c) providing such other information with respect to the Real Property Assets and/or Collateral Pool Properties as the Administrative Agent may reasonably require.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Loans outstanding as follows: (a) any Loans to which a LIBOR Rate Option applies under the same Loan Request by the OP Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Brickell Office Value” means for the existing 297,145 square foot office building investment known as 1001 Brickell Bay Tower, a value based on the lowest of (a) cost, (b) estimated market value determined by dividing (i) the sum of (A) Net Operating Income for the previous two (2) quarters on an annualized basis (adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent) minus (B) a $74,286 capital expenditure reserve, by (ii) a 8.50% capitalization rate, or (c) $115,000,000.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York (or, if otherwise, the Lending Office of the Administrative Agent) and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“California Collateral Pool Guarantor” shall mean, at any given time, any wholly-owned Subsidiary of the OP Borrower which owns a Real Property Asset located in the State of

California and which is included as a Collateral Pool Property. For clarity, each California Collateral Pool Guarantor shall satisfy the Collateral Pool Property Deliverables with respect to its Collateral Pool Property and shall be a “Loan Party” and a “Guarantor” hereunder but shall not be a “Borrower” hereunder.

“Capital Expenditure Reserve” means (a) for purposes of calculating Adjusted EBITDA, as of any date of determination, the product of (i) $350 per annum times (ii) the sum of (A) the Consolidated Group’s Ownership Share of residential units owned as of such date of determination plus (B) the REIT Guarantor’s Ownership Share of residential units owned as of such date of determination by Unconsolidated Affiliates of the REIT Guarantor, and (b) for purposes of calculating Collateral Pool NOI, the product of (i) $350 per annum times (ii) the aggregate number of residential units in the Collateral Pool Properties.

“Capitalization Rate” means 6.00%.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty/Condemnation Event” means as is specified in Section 10.5(a) [Casualty and Condemnation Events].

“CCCP” means as is specified in Section 13.11(e) [Judicial Reference].

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owners of each Borrower.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33- 1/3% of the common shares of the REIT Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the REIT Guarantor cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) the REIT Guarantor shall cease to own, free and clear of all Liens or other encumbrances (other than inchoate statutory Liens), (x) at least 75% of the outstanding voting Equity Interests of the OP Borrower on a fully diluted basis, and/or (y) 100% of the outstanding voting Equity Interests of the General Partner on a fully diluted basis; (d) the General Partner shall cease to be the general partner of the OP Borrower or otherwise shall cease to manage or control the affairs of the OP Borrower; or (e) the OP Borrower shall cease to own, free and clear of all Liens or other encumbrances (other than inchoate statutory Liens), 100% of the outstanding voting Equity Interests of each Collateral Pool Loan Party on a fully diluted basis.

“CIP Regulations” means as is specified in Section 12.12 [No Reliance on Administrative Agent’s Customer Identification Program].

“Closing Date” means December 16, 2020.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means the collateral under any Collateral Document.

“Collateral Documents” means each Mortgage, each Assignment of Property Management Agreement, the related UCC-1 financing statements or fixture filings, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.

“Collateral Pool Borrower” means, at any given time, any wholly-owned Subsidiary of the OP Borrower which owns a Real Property Asset which is included as a Collateral Pool Property (excluding, for the avoidance of doubt, any California Collateral Pool Guarantor).

“Collateral Pool Debt Service” means annual principal and interest payments that would be due assuming (i) a loan in the principal amount of the outstanding principal amount of the Revolving Credit Facility, (ii) a thirty-year mortgage-style amortization schedule and (iii) an interest rate equal to the greater of (A) 1.50% above the yield on the most recent 10-year Treasury Note and (B) 5.50%.

“Collateral Pool DSCR” means the ratio of (a) Collateral Pool NOI divided by (b) Collateral Pool Debt Service.

“Collateral Pool Loan Party” means, collectively, any Collateral Pool Borrower and any California Collateral Pool Guarantor.

“Collateral Pool NOI” means the Adjusted NOI for Collateral Pool Properties for the previous two (2) quarters on an annualized basis (adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent).

“Collateral Pool Properties” means, collectively, and “Collateral Pool Property” means separately the Real Property Assets identified on Schedule 1.1(C).

“Collateral Pool Property Deliverables” means each of the following in form and substance acceptable to the Administrative Agent in its sole and absolute discretion:

(i) a fully executed and notarized Mortgage, Assignments of Leases (if required by the Administrative Agent) and, to the extent applicable, Assignment of Property Management Agreement, and a related legal opinion from special local counsel to the relevant Loan Party opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be reasonably required by the Administrative Agent;

(ii) a survey sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(iii) a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (each, an “Appraisal”);

(iv) a property condition report prepared by the Administrative Agent’s inspecting engineer;

(v) appropriate seismic reports if such Collateral Pool Property is located in zone 3 or 4;

(vi) evidence as to the compliance with applicable zoning and use requirements;

(vii) an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) (each, a “Mortgage Policy” and collectively, the “Mortgage Policies”), assuring the Administrative Agent that the Mortgage creates a valid and enforceable first priority mortgage Lien on the applicable Collateral Pool Property, free and clear of all Liens, defects and encumbrances except Permitted Liens, which Mortgage Policy shall be in an amount acceptable to the Administrative Agent, be from an insurance company reasonably acceptable to the Administrative Agent, include such available endorsements as the Administrative Agent may reasonably require and otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(viii) evidence as to whether the applicable Collateral Pool Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Collateral Pool Property is a Flood Hazard Property, (i) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Collateral Pool Property is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance as may be required under Applicable Laws including Flood Insurance Laws and satisfactory to the Administrative Agent and the Lenders and naming the Administrative Agent as sole lender loss payee under a standard mortgagee endorsement;

(ix) a Phase I environmental assessment with respect to the applicable Collateral Pool Property from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent, together with a reliance letter stating that the Administrative Agent and the Lenders may rely on such report in making the Loans;

(x) evidence of insurance coverage meeting the requirements set forth herein and establishing the Administrative Agent as lender loss payee, as required pursuant to the terms hereof;

(xi) historical operating statements, rent rolls, pro forma operating budgets and capital expenditure budgets; and

(xii) such other information as may be reasonably requested by the Administrative Agent or is required for the completion of the Appraisal referred to above.

“Collateral Pool Value” means, as of the date of determination, the sum of the “as-is” values of the Collateral Pool Properties, as determined by the most recently delivered Appraisals commissioned, reviewed and approved by the Administrative Agent and notice of which has been provided to the Borrowers.

“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties or any of their respective Subsidiaries.

“Commitment” means, as to any Lender, its Revolving Credit Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment

(but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and “Commitments” means the aggregate of the Revolving Credit Commitments of all of the Lenders.

“Communications” means as is specified in Section 13.5(d)(ii) [Platform].

“Compliance Authority” means each and all of the (a) U.S. Treasury Department/OFAC, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Compliance Certificate” means as is specified in Section 8.13(a) [Certificate of the REIT Guarantor].

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means the REIT Guarantor and all Subsidiaries which are required to be consolidated with it for financial reporting purposes under GAAP, including the Loan Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Lender.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) each Borrower, each Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than 0.25% such rate shall be deemed to be 0.25% for purposes of this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.9(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the OP Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the OP Borrower, the Administrative Agent, the Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the OP Borrower, to confirm in writing to the Administrative Agent and the OP Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the OP Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the OP Borrower, the Issuing Lender, the Swingline Loan Lender and each Lender.

“Development Assets” means any Real Property Asset or AIR Leased Asset, in each case, where any substantial rehabilitation, redevelopment, renovation and/or expansion of any multi-family property which, in the case of rehabilitation, redevelopment, renovation or expansion, involves the repositioning or upgrading of such multi-family property with respect to comparable multi-family properties located in the proximate geographic area, excluding any Moderate Redevelopment.

“Dispute” means as is specified in Section 13.11(e) [Judicial Reference].

“Division” means, in the event a Borrower or a Guarantor is a limited liability company or limited partnership, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies or limited partnerships (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to any applicable Delaware law or any similar provision under any similar act governing limited liability companies or limited partnerships organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the filing of any certificate with any applicable Official Body that results in any such division.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful money of the United States of America.

“Drawing Date” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the OP Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the OP Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” means, for any period for the Consolidated Group, an amount equal to Net Income for such period plus (a) the following, to the extent deducted in calculating such Net Income: (i) Interest Expense plus other costs related to amortization of fees and expenses relating to the issuance of Indebtedness for such period, plus (ii) the provision for federal, state and local income taxes payable for such period, plus (iii) depreciation and amortization expense for such period, plus (iv) other non-cash expenses reducing such Net Income for such period which do not represent a cash item in such period or any future period, plus (v) restructuring, severance, reserves or similar charges for any such, minus, (b) to the extent included in calculating such Net Income, (i) federal, state and local income tax credits for such period, and (ii) all non-cash items increasing Net Income for such period, excluding non-cash items for which cash was received in a prior period or will be received in a future period. To the extent not already included in the foregoing calculation, each of the foregoing items will include the REIT Guarantor’s Ownership Share of each of the foregoing items of each Unconsolidated Affiliate of the REIT Guarantor.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.8(b)(iv) [Assignment and Assumption Agreement], (v) [No Assignment to Certain Persons] and (vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 13.8(b)(iii) [Required Consents]).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such

Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Administrative Agent of any applicable Anti-Terrorism Law if the Administrative Agent were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Emergency Fundings” means as is specified in Section 12.15 [Post-Foreclosure].

“Environmental Indemnity” means the Environmental Indemnity Agreement, dated of even date herewith, executed by the Loan Parties in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as the same may be amended, restated or replaced from time to time.

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders or directives issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but excluding debt convertible or exchangeable into such shares, warrants, options, rights or other interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the OP Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the OP Borrower or any member of the ERISA Group from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, in the case of a Multiemployer Plan, notice of the existence of such an event or condition; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the OP Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, the OP Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the OP Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“EU Bail-in Legislation Schedule” means the EU Bail-in Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 11.1 [Events of Default].

“Evergreen Letter of Credit” means as is specified in Section 2.8(a)(i).

“Excess Usage” means as is specified in Section 10.5(b) [Casualty and Condemnation Events].

“Excluded Hedge Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an

Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the OP Borrower under Section 5.13 [Replacement of a Lender]) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9(g) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).

“Existing Expiration Date” means as is specified in Section 2.10 [Maturity Extensions].

“Expiration Date” means December 16, 2023, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 2.10(a) [Requests for Extension] or Section 13.1 [Modifications, Amendments or Waivers].

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge or (y) no arrangements reasonably satisfactory to the applicable Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the Issuing Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

“Fee Letters” means, collectively, (a) the Administrative Agent’s Letter, (b) the fee letter dated as of December 11, 2020 with JPMorgan Chase Bank, N.A. and (c) the fee letter dated as of December 15, 2020 with Bank of the West.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA to (b) Fixed Charges.

“Fixed Charges” means, for the most recent four fiscal quarter period (or, if four fiscal quarters have not elapsed since the Closing Date, for the number of fiscal quarters that have elapsed since the Closing Date on an annualized basis, adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent) ending on or prior to the date of determination for which financial statements are required to have been delivered pursuant to Section 8.12, the sum of (i) the following with respect to the Consolidated Group (a) Interest Expense (less any Interest Expense Reserve) for such period, plus (b) all regularly scheduled principal amortization payments paid or accrued on the Indebtedness for such period (without double counting amounts funded with reserve accounts or sinking funds if already taken into account in determining Fixed Charges for such period or any prior period), plus (c) dividends accrued (whether or not declared or payable) on any shares of preferred stock and/or preferred partnership units outstanding for such period, which preferred securities are owned at any time during such period by persons other than members of the Consolidated Group plus (ii) the REIT Guarantor’s Ownership Share of each of the foregoing with respect to each Unconsolidated Affiliate of the REIT Guarantor.

“Flood Hazard Property” means as is specified in the definition of “Collateral Pool Property Deliverables” in this Section 1.1 [Definitions].

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood

Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“General Partner” means Aimco OP GP, LLC, a Delaware limited liability company and the general partner of the OP Borrower.

“Guarantors” means, collectively, the REIT Guarantor and each California Collateral Pool Guarantor.

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranty Agreement” means, collectively, each Continuing Agreement of Guaranty and Suretyship, dated of even date herewith, executed and delivered by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated as hazardous, toxic, contaminants, pollutants or words of similar meaning pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Interest Rate Hedge.

“Immaterial Casualty/Condemnation Event” means as is specified in Section 10.5(a) [Casualty and Condemnation Events].

“Increased Amount Date” means as is specified in Section 2.11 [Incremental Revolving Credit Commitments].

“Incremental Lender” means as is specified in Section 2.11 [Incremental Revolving Credit Commitments].

“Incremental Revolving Credit Commitment means as is specified in Section 2.11 [Incremental Revolving Credit Commitments].

“Incremental Revolving Credit Increase” means as is specified in Section 2.11 [Incremental Revolving Credit Commitments].

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (f) any Guaranty of Indebtedness of a type referred to in clause (a) through (e) above, and (g) all obligations of the kind referred to in clauses (a) through (e) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 13.3(b) [Indemnification by the Loan Parties].

“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Expense” means, for any period, without duplication, the sum of (a) gross interest expense paid, incurred or accrued during such period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments), including capitalized interest, plus (b) the portion of the upfront costs and expenses for swap contracts relating to interest rate hedges entered into (to the extent not included in gross interest expense) fairly allocated to such swap contracts as expenses for such period, in accordance with GAAP, provided, that, included in Interest Expense will be all interest expense accrued during such period, even if not payable on or before the Facility Termination Date, and excluded from Interest Expense will be all upfront fees, arrangement fees, commitment fees, commissions and similar charges associated with the issuance of Indebtedness.

“Interest Expense Reserve” means any Interest Expense covered by interest reserves with respect to Development Assets.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such LIBOR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar Month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” means as is specified in the definition of “Lender Provided Interest Rate Hedge” in this Section 1.1 [Definitions].

“Interest Rate Option” means any LIBOR Rate Option or Base Rate Option.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any debt of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means PNC, in its individual capacity as issuer of Letters of Credit hereunder.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval with any Official Body, foreign or domestic.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Revolving Credit Commitments pursuant to Section 2.11 [Incremental Revolving Credit Commitments].

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any

Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 11.3 [Application of Proceeds].

“Lenders” means the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lender.

“Lender-Related Person” means any of the Administrative Agent, the Arranger, each Lender, the Swingline Loan Lender, the Issuing Lender and any Related Party of any of the foregoing Persons.

“Lending Office” means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the OP Borrower and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a) [Issuance of Letters of Credit].

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Letter of Credit Fee” means as is specified in Section 2.8(b) [Letter of Credit Fees].

“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i) [Issuance of Letters of Credit].

“Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Total Asset Value as of such date.

“LIBOR Rate” means, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than 0.25%, such rate shall be deemed to be 0.25% for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the OP Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Option” means the option of the OP Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [Revolving Credit LIBOR Rate Option].

“LIBOR Reserve Percentage” means as of any day the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Documents” means this Agreement, each Fee Letter, the Collateral Documents, each Guaranty Agreement, each Environmental Indemnity, the Notes, any document reaffirming, evidencing or guaranteeing Indebtedness incurred under this Agreement, any subordination agreement relating to the Obligations, and any agreement or document that provides that it is a “Loan Document” under this Agreement, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time and including all schedules and exhibits thereto.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loan Request” means as is specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests].

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans and Swingline Loans or any Revolving Credit Loan or Swingline Loan.

“Management Agreement” means any agreement between a Borrower or any other Collateral Pool Loan Party and a Property Manager for the management of certain Collateral Pool Properties and as described on Schedule 10.1, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Change” means (a) a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) a material adverse change to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) a material adverse impairment to the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the payment or other material Obligations, or (d) a material adverse impairment to the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Casualty/Condemnation Event” means as is specified in Section 10.5(a) [Casualty and Condemnation Events].

“Maximum DSC Loan Amount” means the maximum amount that, if outstanding, would result in a Collateral Pool DSCR of not less than 1.40:1.00.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Moderate Redevelopment” means any renovation of any multi-family property that does not involve any demolition of existing units and which does not involve (a) taking units out of service for more than 30 consecutive days or (b) more than 20% of the total units in a multi-family property, in each case at any particular time.

“Month”, with respect to an Interest Period under the LIBOR Rate Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Mortgage” means each deed of trust, mortgage or other similar instrument granting a Lien in real property now or hereafter executed and delivered by the applicable Collateral Pool Loan Party to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Policy” means as is specified in the definition of “Collateral Pool Property Deliverables” in this Section 1.1 [Definitions].

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the OP Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the OP Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Net Income” means, for any period, the net income (loss) (including net income (loss) attributable to non-controlling interests in consolidated real estate partnerships) for such period, determined in accordance with GAAP; provided that there shall be excluded the net amount of any gains or non-cash losses.

“Net Operating Income” means, for any Real Property Asset and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Real Property Asset (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding acquisition costs for such Real Property Asset and interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Real Property Asset, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Property Asset, but specifically excluding general overhead expenses of the REIT Guarantor and its Subsidiaries and any property management fees) minus (c) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3% of the gross revenues for such Real Property Asset for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” means as is specified in Section 2.8(a)(i).

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the effective date of the applicable Swap.

“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans and in the form of Exhibit D evidencing the Swingline Loan.

“Obligation” means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, and (b) any Lender Provided Interest Rate Hedge. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.8(h) [Liability for Acts and Omissions].

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13 [Replacement of a Lender]).

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the OP Borrower.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” means as is specified in Section 13.8(d) [Participations].

“Participant Register” means as is specified in Section 13.8(d) [Participations].

“Participation Advance” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Parties” means as is specified in Section 13.11(e) [Judicial Reference].

“Payment Date” means the first day of each calendar month after the Closing Date and on the Expiration Date or upon acceleration of the Notes.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the OP Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Liens” means:

(a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(b) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet overdue by more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(d) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Interest Rate Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) encumbrances consisting of zoning restrictions, easements or other restrictions on the use or operation of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Liens in the Collateral in favor of the Secured Parties;

(g) any Lien existing on the date of this Agreement and described on Schedule 1.1(B) and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(h) purchase money security interests and capitalized leases; provided that such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease and proceeds thereof;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(f) [Final Judgments or Orders] or securing appeal or surety bonds relating to such judgments;

(j) statutory, contractual or common law inchoate landlord’s Liens under leases;

(k) Liens securing reimbursement obligations with respect to letters of credit and banker’s acceptances which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by the depositor to provide collateral to the depository institution as security for the repayment of borrowed money or as security for Interest Rate Hedge Liabilities or margining related to commodities hedges;

(m) Liens existing on property at the time of acquisition thereof (and any refinancing or replacement of any such Lien); provided that such Liens existed at the time such property was acquired and were not incurred or otherwise created in anticipation thereof;

(n) licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the granting Loan Party or Subsidiary; and

(o) Liens arising from precautionary UCC financing statement filings regarding operating leases.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but other than a Multiemployer Plan), maintained by or to which the OP Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Plan Assets” means as is specified in Section 6.13(d) [ERISA Compliance].

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Accounts” means, collectively, each deposit account set forth on Schedule 1.1(D) and each other deposit account in the name of any Collateral Pool Loan Party maintained with the Administrative Agent.

“PNC” means PNC Bank, National Association, its successors and assigns.

“Post-Foreclosure Entity” means as is specified in Section 12.15 [Post-Foreclosure].

“Post-Foreclosure Plan” means as is specified in Section 12.15 [Post-Foreclosure].

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Projections” means as is specified in Section 6.6(b) [Financial Projections].

“Property Manager” means any manager under the applicable Management Agreement listed on Schedule 10.1 from time to time and any successor property manager that is (a) selected in accordance with the terms of such Management Agreement, (b) a Subsidiary of AIR, or (c) otherwise approved by the Administrative Agent in its reasonable discretion.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (a) as published in another publication selected by the Administrative Agent or (b) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Ratable Share” means:

(a) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided, however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, subject to Section 2.9 [Defaulting Lenders].

“Real Property Asset” means a parcel of real property located in the continental United States, together with all improvements thereon.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Reimbursement Obligation” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Guarantor” means as is specified in the preamble hereto.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a REIT under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” means as is specified in Section 12.6(b) [Resignation of Administrative Agent].

“Reportable Compliance Event” means (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law or any Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Administrative Agent or any Lender to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Required Lenders” means:

(a) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(b) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

“Required Share” means as is specified in Section 5.11 [Settlement Date Procedures].

“Resignation Effective Date” means as is specified in Section 12.6(a) [Resignation of Administrative Agent].

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Subsidiary of the REIT Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any such Subsidiary.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.

“Revolving Credit Loans” means, collectively, and “Revolving Credit Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].

“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.

“Sanctioned Jurisdiction” means a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC” means the Securities and Exchange Commission, or any Official Body succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Separation and Distribution Agreement” means as is specified in the recitals to this Agreement.

“Settlement Date” means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

“Similar Law” means as is specified in Section 6.13(d) [ERISA Compliance].

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spin-Off Transaction” means as is specified in the recitals to this Agreement.

“Spin-Off Transaction Documents” means, collectively, the Separation and Distribution Agreement and certain other material Ancillary Agreements (as defined in the Separation and Distribution Agreement) referenced therein, the forms of which have been filed as Exhibits to the REIT Guarantor’s Form 10-12B filed with the SEC on November 24, 2020.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties or their Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Loan Parties and their Subsidiaries.

“Start-Up Expense Reserve” means the cash reserves established in connection with the Spin-Off Transaction to fund a portion of the OP Borrower’s first year general and administrative overhead costs in an initial expected amount of $25,000,000 (which amount may be increased at the option of the OP Borrower), which funds shall be held in an escrow account (the “Start-Up Expense Reserve Account”) with the Administrative Agent and funded to the OP Borrower quarterly on pro rata basis.

“Statements” means as is specified in Section 6.6(a) [Historical Statements].

“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrowers pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof in an aggregate principal amount up to $20,000,000.00.

“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means the Swingline Loan Note of the Borrowers in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) [Swingline Loan Requests] hereof.

“Swingline Loans” means, collectively, and “Swingline Loan” means, separately, all Swingline Loans or any Swingline Loan made by PNC to the Borrowers pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof.

“Tangible Net Worth” means, as of any date of determination, (a) shareholders’ equity in respect of the REIT Guarantor and its Subsidiaries, on a consolidated basis, on that date minus (b) the intangible assets of the REIT Guarantor and its Subsidiaries, on a consolidated basis, under GAAP, on that date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the OP Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark

Replacement in accordance with Section 4.4(d) [Benchmark Replacement Setting] that is not Term SOFR.

“Total Asset Value” means, as of any date of determination and without double counting, the sum of (a) the estimated market value of all income-producing Real Property Assets owned by a member of the Consolidated Group, as determined by dividing Adjusted NOI of such Real Property Assets for the two (2) fiscal quarters immediately prior to the date of determination, annualized and adjusted for seasonality in a manner reasonably acceptable to the Administrative Agent, by the Capitalization Rate, plus (b) the Brickell Office Value, plus (c) the value of all non-revenue producing Real Property Assets located within the United States owned by a member of the Consolidated Group such as Unimproved Land and Development Assets (subject to limitations contained herein), which shall be valued at the lower of cost or estimated market value (provided, for clarity, the value of an AIR Leased Asset will not include the capitalized right of use asset associated with the applicable AIR Master Lease recorded as an asset in accordance with GAAP), plus (d) the book value of all tangible assets other than real estate owned by a member of the Consolidated Group, plus (e) the REIT Guarantor’s Ownership Share of the preceding items of any Unconsolidated Affiliate of the REIT Guarantor to the extent not already included. The following limitations for inclusion in the Total Asset Value are as follows: (v) Unimproved Land shall not exceed 5% of Total Asset Value; (w) debt instruments (including mezzanine debt and mortgage notes) and investments in any REIT stocks or REIT preferred securities shall not exceed 15% of Total Asset Value; (x) Development Assets shall not exceed 20% of Total Asset Value; (y) investments in Unconsolidated Affiliates shall not exceed 15% of Total Asset Value; and (z) the aggregate value of the items in the foregoing clauses (v) through (y) shall not exceed 30% of Total Asset Value. Any excess over such limitations shall be deducted from the Total Asset Value.

“Total Indebtedness” means, as of any date of determination and without double counting, all Indebtedness of the Consolidated Group, including recourse and non-recourse mortgage debt, letters of credit, capitalized leases (excluding capitalized lease obligations evidenced by an AIR Master Lease that are capitalized as a liability in accordance with GAAP), unsecured debt, repurchase obligations, and all other unfunded obligations, contingent liabilities, and guarantees, including but not limited to guarantees of obligations of Unconsolidated Affiliates of the REIT Guarantor plus the REIT Guarantor’s Ownership Share of all Indebtedness of Unconsolidated Affiliates of the REIT Guarantor.

“UCC” means as is specified in Section 11.2(a)(iv) [Consequences of Event of Default].

“UCP” means as is specified in Section 13.11(a) [Governing Law].

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unimproved Land” means, as of any date of determination, a legal parcel of real property that is vacant and unimproved and which does not constitute Development Assets.

“Unused Fee” means as is specified in Section 2.3 [Unused Fees].

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(B)(III) [Status of Lenders].

“Warwick Borrower” means AIMCO Warwick, L.L.C., a Delaware limited liability company.

“Warwick Property” means the Collateral Pool Property located at 42 Cedar Pond Drive, Warwick, RI 02886.

“Wexford Borrower” means Aimco Wexford Village, L.L.C., a Delaware limited liability company.

“Wexford Property” means the Collateral Pool Property located at 29 Duncannon Ave., Worcester, MA 01604.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-in Legislation that are related to or ancillary to any of those powers.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a) [Historical Statements]. Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the OP Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the OP Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the OP Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 6.6(a) [Historical Statements] for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.4 LIBOR Notification. Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE 2

REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES

2.1 Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the lesser of (x) the aggregate Revolving Credit Commitments of all the Lenders and (y) the Borrowing Base Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.

(b) Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans] with respect to Swingline Loans, PNC shall make Swingline Loans (the “Swingline Loans”) to the Borrowers at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swingline Loan Commitment, provided that after giving effect to such Swingline Loan (i)

the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the lesser of (x) the aggregate Revolving Credit Commitments of all the Lenders and (y) the Borrowing Base Amount. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1(b).

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Unused Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable unused fee (the “Unused Fee”) equal to (x) if the Revolving Facility Usage (computed to exclude therefrom the full amount of the outstanding Swingline Loans) is less than or equal to 50% of the aggregate Revolving Credit Commitments then in effect, 0.25% per annum, and (y) if the Revolving Facility Usage (computed to exclude therefrom the full amount of the outstanding Swingline Loans) is greater than 50% of the aggregate Revolving Credit Commitments then in effect, 0.20% per annum, in each case, computed on the basis of a year of 360 days and actual days elapsed and multiplied by difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (computed to exclude therefrom the full amount of the outstanding Swingline Loans); provided that no Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Unused Fees shall be payable in arrears on each Payment Date.

2.4 Termination or Reduction of Revolving Credit Commitments. The OP Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of

Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the lesser of (x) the aggregate Revolving Credit Commitments of all the Lenders and (y) the Borrowing Base Amount. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Unused Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that such notice may state that the reduction in the Revolving Credit Commitments is conditioned on the effectiveness of another credit facility or the closing of another transaction, in which case such notice may be revoked by the OP Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5 Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests.

(a) Revolving Credit Loan Requests; Conversions and Renewals. Except as otherwise provided herein, the OP Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than (i) 3:00 p.m. Eastern Time three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Revolving Credit Loans; and (ii) 12:00 p.m. (noon) Eastern Time, the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.

(b) Swingline Loan Requests. Except as otherwise provided herein, the OP Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 1:00 p.m. Eastern Time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative

Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $1,000,000.

2.6 Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.

(a) Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the OP Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the OP Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b) [Presumptions by the Administrative Agent].

(b) Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the OP Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the OP Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim such Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Making Swingline Loans. The Swingline Loan Lender shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b) [Swingline Loan Requests], fund such Swingline Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 6:00 p.m. Eastern Time on the Borrowing Date.

(d) Repayment of Revolving Credit Loans. The Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date. The Borrowers shall repay all Swingline Loans within five (5) Business Days after the date such Swingline Loan is advanced and, in any event, on the Expiration Date, in each case, together with all outstanding interest on such amount so repaid.

(e) Borrowings to Repay Swingline Loans.

(i) PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] or in Section 7.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii) If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the

Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

2.7 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swingline Loans made to it by each Lender, together with interest thereon, shall be evidenced, if requested by such Lender, by Notes payable to such Lender or its registered assigns in a face amount equal to the Revolving Credit Commitment or Swingline Loan Commitment, as applicable, of such Lender.

2.8 Letter of Credit Subfacility.

(a) Issuance of Letters of Credit. The OP Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party (to support obligations of one or more of the Loan Parties or their Subsidiaries) or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 4:00 p.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). The OP Borrower shall authorize and direct the Issuing Lender to name a Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.

(i) Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the date which is thirty (30) days prior to the Expiration Date; provided further, that a Letter of Credit may have an expiration date up to one (1) year after the Expiration Date if such Letter of Credit is fully Cash Collateralized in accordance with Section 2.8(i) [Cash Collateral]; and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $30,000,000.00 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Notwithstanding the foregoing, if the OP Borrower so requests in any Letter of Credit application, the Issuing Lender may, in its sole discretion, agree to issue a standby Letter of Credit with a one-year tenor that has automatic extension provisions (each, an

“Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the Issuing Lender to prevent any such extension by giving prior notice to the beneficiary thereof at least thirty (30) days prior to such automatic extension (the “Non-Extension Notice Date”); and provided, further, that, subject to the first proviso of the immediately preceding sentence, no Evergreen Letter of Credit shall automatically extend to a date which is later than thirty (30) days prior to the Expiration Date. Unless otherwise directed by the Issuing Lender, the OP Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. The Issuing Lender shall not (i) permit any such extension if it has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the OP Borrower that one or more of the applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(ii) Any issuance of Letters of Credit will reduce the Borrowers’ availability under the Revolving Credit Commitment on a dollar-for-dollar basis. Each request by the OP Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the OP Borrower that it shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the OP Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the OP Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in accordance with Section 2.8(i) [Cash Collateral]. The OP Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(iii) Notwithstanding Section 2.8(a)(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the OP Borrower or such Lender to eliminate the Issuer Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuer Lender Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to (A) the sum of the LIBOR Rate plus 2.00% times (B) the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a one-time issuance fee equal to (x) 0.125% times (y) the face amount of each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the OP Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 2:00 p.m. Eastern Time on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrowers do not reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 2:00 p.m. Eastern Time on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the OP Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit in order to satisfy the related Reimbursement Obligation, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.2 [Each

Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c) [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the OP Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the OP Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the OP Borrower’s failure to satisfy the conditions specified in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the OP Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d) Repayment of Participation Advances.

(i) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the OP Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii) If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.

(e) Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], 2.6 [Making Revolving Credit Loans and Swingline Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h) Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.

Notwithstanding the foregoing, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.

(i) Cash Collateral. If any Letter of Credit is outstanding and such Letter of Credit (as it may have been previously extended) has an expiration date which is after the Expiration Date, then the OP Borrower shall, on or before the date which is thirty (30) days prior to the Expiration Date, deposit and pledge Cash Collateral to secure its Obligations arising under or in connection with each such Letter of Credit in an amount equal to 105% of the undrawn amount of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. The OP Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise pursuant to any Loan Document. The Cash Collateral related to a particular Letter of Credit shall be released by the Issuing Lender and the Administrative Agent upon termination or expiration of such Letter of Credit and the reimbursement by the OP Borrower to the Issuing Lender of all amounts drawn thereon and not previously reimbursed, and the payment in full of all fees accrued thereon through the date of such expiration or termination.

2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2(b) [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12 [Cash Collateral]; fourth, as the OP Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the OP Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12 [Cash Collateral].

(2) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.12 [Acknowledgement and Consent to Bail-in of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.12 [Cash Collateral].

(b) Defaulting Lender Cure. If the OP Borrower, the Administrative Agent and each Swingline Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10 Maturity Extensions.

(a) Requests for Extension. The OP Borrower may, by written notice to the Administrative Agent (who shall promptly notify the applicable Lenders of such request and of the date of such notice) no more than one hundred twenty (120) days and no less than sixty (60) days prior to the then-current Expiration Date, and no more than twice during the term of this Agreement, request that each Lender extend the Expiration Date then applicable to such Lender (the “Existing Expiration Date”) to a date that is twelve (12) months beyond the Existing Expiration Date.

(b) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Expiration Date pursuant to this Section shall only be effective with respect to any Lender if:

(i) as of the date of such extension, and after giving effect thereto, the representations and warranties of the Loan Parties herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties shall be true and correct) as of such earlier date, except for changes in factual circumstances, which changes do not constitute a Potential Default or Event of Default hereunder, and except that for purposes of this Section, the representations and warranties contained in Section 6.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12 [Reporting Requirements];

(ii) no Event of Default or Potential Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(iii) the Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Lenders, an extension fee equal to 0.15% of the aggregate Revolving Credit Commitments so extended;

(iv) either (x) the obligations under the AIR Note Agreement and all notes issued thereunder shall have been repaid in full or (y) the maturity date thereof shall have been extended to a date at least one year beyond such extended Expiration Date;

(v) the Administrative Agent shall have received new Appraisals within twelve (12) months of the Existing Expiration Date, on any or all of the Collateral Pool Properties; and

(vi) the Administrative Agent shall have received evidence as to whether any Collateral Pool Property is a Flood Hazard Property and if any Collateral Pool Property is a Flood Hazard Property, (i) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Collateral Pool Property is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) if any such real property is a Flood Hazard Property, copies of insurance policies or certificates of insurance evidencing flood insurance as may be required under Applicable Laws including Flood Insurance Laws and satisfactory to the Administrative Agent and the Lenders and naming the Administrative Agent as sole lender loss payee under a standard mortgagee endorsement.

2.11 Incremental Revolving Credit Commitments.

(a) At any time prior to the Expiration Date, the OP Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase”); provided that (i) the total aggregate principal amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $300,000,000.00 and (ii) the total aggregate principal amount for each Incremental Revolving Credit Commitment (and the Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the OP Borrower proposes that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period as may be agreed to by the Administrative Agent. The OP Borrower shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Revolving Credit Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and the Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:

(i) no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Revolving Credit Commitment, and (2) the making of any Loans pursuant thereto;

(ii) the Administrative Agent and the Lenders shall have received from the OP Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Loan Parties are in compliance with the financial covenants specified in Sections 9.13 [Minimum Fixed Charge Coverage Ratio], 9.14 [Maximum Leverage Ratio] and 9.16 [Minimum Adjusted Tangible Net Worth] based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or 8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Revolving Credit Commitment, and (y) the making of any Loans pursuant thereto;

(iii) each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date);

(iv) on the Increased Amount Date, the aggregate amount of the Revolving Credit Commitments (including the applicable Incremental Revolving Credit Commitment) does not exceed the Borrowing Base Amount, as confirmed by a Borrowing Base Certificate delivered by the OP Borrower;

(v) any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(vi) each Incremental Revolving Credit Commitment (and the Loans made thereunder) shall constitute Obligations of the Borrowers and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(vii) such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility; provided, however, that the Incremental Revolving Credit Commitments may have different commitment, upfront, arrangement, structuring or similar fees payable in respect thereof than such fees payable in respect of the original Revolving Credit Commitments;

(viii) any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(ix) the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required.

(b) Incremental Revolving Credit Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11, without the consent of any other Lenders; and

(c) The Borrowers shall deliver or cause to be delivered (i) any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Revolving Credit Commitments), (ii) any amendments or modifications of the Collateral Documents that may be reasonably required to maintain the effectiveness and priority of the Collateral Documents and (iii) endorsements to the Mortgage Policies, including endorsements increasing the insured amounts, all of clauses (i), (ii) and (iii) immediately above as reasonably requested and reasonably required by Administrative Agent in connection with any such transaction.

(d) The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(e) On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

ARTICLE 3

[INTENTIONALLY OMITTED]

ARTICLE 4

INTEREST RATES

4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option specified below applicable to the Revolving Credit Loans or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the OP Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches of Revolving Credit Loans; provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans without the consent of the Administrative Agent. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a) Revolving Credit Interest Rate Options. The OP Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b) Swingline Loan Interest Rate. Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swingline Loans.

(c) Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the

Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods. At any time when the OP Borrower shall select, convert to or renew a LIBOR Rate Option, the OP Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(a) Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals]; and

(b) Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest after Default. To the extent permitted by Law, (i) automatically upon the occurrence of an insolvency or bankruptcy Event of Default and until such time such Event of Default shall have been cured or waived, and (ii) at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent upon the occurrence of any other Event of Default and until such time such Event of Default shall have been cured or waived:

(a) Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

(b) Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 1.5% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c) Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable.

(a) Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(b) Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the OP Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the OP Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the OP Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the OP Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4(a) [Unascertainable] and the OP Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available], the OP Borrower shall, subject to the Borrowers’ indemnification Obligations under

Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments]. Absent due notice from the OP Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 4.4(d)), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the OP Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4(d) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.4(d).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the OP Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the OP Borrower may revoke any request for a Loan bearing interest based on USD LIBOR , conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the OP Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Secondary Term SOFR Conversion. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (B) Loans outstanding on the

Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vi) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

4.5 Selection of Interest Rate Options. If the OP Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the OP Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period. If the OP Borrower provides any Loan Request related to a Loan at the LIBOR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

ARTICLE 5

PAYMENTS; TAXES; YIELD MAINTENANCE

5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Unused Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 3:00 p.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 3:00 p.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2 Voluntary Prepayments.

(a) Right to Prepay. The Borrowers shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the OP Borrower shall provide a prepayment notice to the Administrative Agent by 4:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option and at least three (3) Business Days in the case of Loans bearing interest at the LIBOR Rate Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swingline Loans;

(iii) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(iv) the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $1,000,000 for any Swingline Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable; provided that such notice may state that the prepayment is conditioned on the effectiveness of another credit facility or the closing of another transaction, in which case such notice may be revoked by the OP Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which such Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.3 Mandatory Prepayment. Whenever the sum of (a) the outstanding principal balance of Revolving Credit Loans, plus (b) the outstanding principal balance of Swingline Loans, plus (c) the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.8 [Letter of Credit Subfacility] exceeds the Borrowing Base Amount, the Borrowers shall make, within one (1) Business Day after the Borrowers learn of such excess and whether or not the Administrative Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of such sum over the Borrowing Base Amount, together with accrued interest on such principal amount.

5.4 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Unused Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4

[LIBOR Rate Unascertainable; Etc.], 5.13 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Unused Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6.(e) [Borrowings to Repay Swingline Loans].

5.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, by 1:00 p.m. Eastern on the day of disbursement of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6 (a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the OP Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7 Interest Payment Dates. Interest on Loans shall be due and payable in arrears on each Payment Date. Interest on mandatory payments of principal under Section 5.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.8 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender, Issuing Lender or Recipient shall be entitled to request such compensation with respect to such additional costs or reduction unless such Lender, Issuing Lender or Recipient is generally demanding compensation under comparable provisions of its agreements with similarly situated borrowers.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered; provided that no Lender or Issuing Lender shall be entitled to request such compensation with respect to such Change in Law unless such Lender or Issuing Lender is generally demanding compensation under comparable provisions of its agreements with similarly situated borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the OP Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the OP Borrower’s receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the OP Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9 Taxes.

(a) Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the OP Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.8(a) [Successors and Assigns Generally] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the OP Borrower and the Administrative Agent, at the time or times reasonably requested by the OP Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the OP Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the OP Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the OP Borrower or the Administrative Agent as will enable the OP Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9.(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(1) any Lender that is a U.S. Person shall deliver to the OP Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the OP Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the OP Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign

Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the OP Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the OP Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the OP Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the OP Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the OP Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the OP Borrower or the Administrative Agent as may be necessary for the OP Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the OP Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss relating to the Applicable Margin or anticipated profits) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or

(ii) attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.2 [Voluntary Prepayments] or failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the OP Borrower, or

(iii) any assignment of a Loan under the LIBOR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the OP Borrower pursuant to Section 5.13 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the OP Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) [Swingline Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b) [Swingline Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 2.9 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the

Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9 [Default Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13 Replacement of a Lender. If any Lender requests compensation under Section 5.8 [Increased Costs], or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the OP Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Cost] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Each Lender agrees that, if the OP Borrower elects to replace such Lender in accordance with this Section 5.13, such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption Agreement to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Revolving Credit Loans) subject to such Assignment and Assumption Agreement; provided that the failure by such Lender to execute and deliver an Assignment and Assumption Agreement shall not impair the validity of the removal of such Lender and the assignment of such Lender’s Loans, participations in Letter of Credit Borrowings and Revolving Credit Commitments pursuant to this Section 5.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption Agreement.

5.14 Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the OP Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization, except with respect to each Subsidiary of any Loan Party where the absence of such good standing would not reasonably be expected to result in a Material Adverse Change, (b) has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts, except where the absence of such licenses, approvals or authorizations would not reasonably be expected to result in a Material Adverse Change, (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the absence of such licensing, qualification or good standing would not reasonably be expected to result in a Material Adverse Change, (d) has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations, and all such actions have been duly authorized by all necessary action and proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances other than Permitted Liens, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change. No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Loan Party of its Obligations.

6.2 Borrowers; Subsidiaries and Owners; Investment Companies. All of the Equity Interests in each of the OP Borrower and each Collateral Pool Loan Party outstanding have been duly authorized and validly issued and are fully paid and non-assessable. No Collateral Pool Loan Party has any Subsidiaries. The OP Borrower has good and legal title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Neither the OP Borrower nor any Collateral Pool Loan Party has any equity investment in any direct Subsidiary not disclosed on Schedule 6.2. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.3 Validity and Binding Effect. This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Loan Party party thereto, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.4 No Conflict; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Permitted Liens), except where such conflict, default, breach, creation or enforcement under this clause (b) would not reasonably be expected to have a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, or notice to, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents except such as has been obtained or issued and except for filings or recordings made in respect of the Liens created pursuant to the Collateral Documents.

6.5 Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party or any of their properties at law or in equity before any Official Body which (a) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change or (b) state to affect, impact or restate this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.6 Financial Statements.

(a) Historical Statements. The OP Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim balance sheet as of September 30, 2020 and its unaudited consolidated statement of income or operations, shareholders’ equity and cash flows for the fiscal year to such date, and the OP Borrower has delivered to the Administrative Agent copies of each Collateral Pool Loan Party’s unaudited consolidated interim balance sheet as of October 31, 2020 and its unaudited consolidated statement of income or operations, shareholders’ equity and cash flows for the fiscal year to such date (all such statements being collectively referred to as the “Statements”). The Statements fairly represent the consolidated financial condition of the applicable Loan Party as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein, subject to the absence of footnotes and normal year-end audit adjustments.

(b) Financial Projections. The OP Borrower has delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the OP Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2023 derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrowers’ management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized.

(c) Accuracy of Financial Statements. Except as disclosed to the Administrative Agent, neither the OP Borrower nor any Subsidiary of the OP Borrower has any material indebtedness, liabilities, contingent or otherwise, or forward or long-term commitments that have been incurred outside of the ordinary course of business since the date of the applicable Statements which would be disclosed by financial statements dated as of the Closing Date and prepared in accordance with GAAP.

6.7 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in a manner which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.8 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, report, statement, agreement or other documents or other information (written or oral) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole and in light of the circumstances under which they were made, not misleading; provided that no such representation is made with respect to industry or general economic information and in connection with any financial projections and other forward-looking information, the Loan Parties only represent that such projections were prepared in good faith based upon assumptions believed by them to be reasonable at the time when made. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties taken as a whole which has not been disclosed in the REIT Guarantor’s SEC filings or is not otherwise specified in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.9 Taxes. All material federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

6.10 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Loan Party or Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Change.

6.11 Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute, upon the execution and delivery thereof and the filing or recording thereof in the appropriate filing or recording office, first priority, perfected security interests, except in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over Liens in favor of the Administrative Agent pursuant to any applicable law. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.

6.12 Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers which are not Affiliates of any Loan Party, unless self-insurance has been expressly consented to by the Administrative Agent (and the Administrative Agent hereby acknowledges and agrees that it consents to any such arrangements in place on the Closing Date which have been disclosed to the Administrative Agent prior to the Closing Date), in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries in the locations where the applicable Loan Party conducts business.

6.13 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The OP Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code (other than immaterial amounts), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) Except as could not reasonably be expected to result in a Material Adverse Change: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither the OP Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the OP Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) [reserved]; (vi) neither the OP Borrower nor any member of the ERISA Group has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d) None of the assets of any Loan Party are deemed to constitute “plan assets” (“Plan Assets”) for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA. No Loan Party holds the plan assets of any governmental plan such that the assets of such Loan Party are subject to laws or regulations similar to Section 406 of ERISA or 4975 of the Code (“Similar Law”). Assuming none of the Lenders’ assets include Plan Assets or are subject to any Similar Law, none of the transactions contemplated under the Loan Documents constitutes or will result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

6.14 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change:

(a) each Loan Party and the properties of each Loan Parties are and, to the knowledge of each respective Loan Party, each of its Subsidiaries and the properties owned by such Loan Parties and such Subsidiaries and all operations conducted in connection with any such properties are and have been, in compliance with applicable Environmental Laws except as disclosed on Schedule 6.14. To the knowledge of each respective Loan Party and each of their Subsidiaries, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(b) to the knowledge of each respective Loan Party and each of its Subsidiaries, the properties owned, leased or operated by each Loan Party and each of its Subsidiaries now or in the past do not contain any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(c) no Loan Party nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Loan Party or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) to the knowledge of each Loan Party and each of its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Loan Party or any of its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e) no judicial proceedings or governmental or administrative action is pending, or to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any of its Subsidiaries are or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Loan Party or any of its Subsidiaries or operations conducted in connection therewith; and

(f) there has been no release, or to the knowledge of any Loan Party, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Loan Party or any of its Subsidiaries, now or in the past, in violation of or in the amounts or in a manner that could give rise to liability under applicable Environmental Laws.

6.15 Solvency. On the Closing Date and after giving effect to the initial Loans and/or Letters of Credit, if any, hereunder, each of the Loan Parties is Solvent.

6.16 Sanctions and other Anti-Terrorism Laws. (a) No Covered Entity (i) nor any director, officer, employee, agent and affiliate of any Covered Entity is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person, each to the extent in violation of Anti-Terrorism Laws; (b) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person, in violation of Anti-Terrorism Laws; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws; and (e) no Collateral is or will become Embargoed Property.

6.17 Anti-Corruption Laws; Sanctions. The REIT Guarantor and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.18 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the Loan Documents.

ARTICLE 7

CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 Initial Loans and Letters of Credit.

(a) Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (y) no Material Adverse Change has occurred since September 30, 2020 (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (z) the conditions stated in this Section 7.1 and Section 7.2 [Each Loan or Letter of Credit] (other than conditions in the control of the Administrative Agent or any of the Lenders or that require documents or conditions to be satisfactory to the Administrative Agent or any of the Lenders) have been satisfied;

(ii) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iii) this Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv) written opinion(s) of counsel for the Loan Parties addressed to the Administrative Agent, the Lenders, and the Issuing Lender, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent;

(v) evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee to the extent required by the Administrative Agent;

(vi) a Compliance Certificate completed on a pro forma basis after giving effect to this Agreement and the borrowing of the initial Loans and/or issuance of the initial Letters of Credit, if any, hereunder, as of the Closing Date (provided that the Fixed Charge Coverage Ratio need not be reported), signed by an Authorized Officer of the OP Borrower;

(vii) reasonably satisfactory evidence that the Spin-Off Transaction was consummated on or prior to the date hereof on terms consistent in all material respects with the Spin-Off Transaction Documents;

(viii) reasonably satisfactory evidence that all material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party are in full force and effect and no other is so required or necessary;

(ix) evidence that all Indebtedness not permitted under Section 9.1 [Indebtedness] shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(x) lien searches in acceptable scope and with acceptable results, as reasonably determined by the Administrative Agent;

(xi) with respect to each Collateral Pool Property, each of the Collateral Pool Property Deliverables;

(xii) a certificate of an Authorized Officer of the OP Borrower as to the Solvency of each of the Loan Parties taken as a whole after giving effect to this Agreement, the transactions contemplated to occur on the Closing Date and the initial Loans and Letters of Credit, if any, hereunder;

(xiii) a Borrowing Base Certificate showing the total unused Revolving Credit availability, after giving effect to the Loans to be made on the Closing Date and consummation of the transactions contemplated hereby;

(xiv) the Statements and the Projections;

(xv) (i) the absence of any Material Adverse Change in the financial condition of the REIT Guarantor, the OP Borrower or the other Loan Parties and from the information previously delivered to the Administrative Agent in connection with the transactions contemplated hereby, (ii) the absence of any material disruption of financial or capital markets and (iii) the absence of any materially adverse litigation affecting the Loan Parties or the closing of this Agreement;

(xvi) a satisfactory review of the financial condition of the Loan Parties and the Collateral Pool Properties;

(xvii) an executed Certificate of Beneficial Ownership for each Borrower and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xviii) such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b) Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Fee Letters or any other Loan Document.

(c) No Default. No default or event of default shall exist under any existing credit facility of any Loan Party.

Without limiting the generality of the provisions of the last paragraph of Section 12.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1, (i) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, and (ii) each such Lender and the Administrative Agent shall not have determined that any Material Adverse Change has occurred since September 30, 2020, in each case unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto, or in the case of clause (ii), unless the Administrative Agent shall have notified the Borrowers otherwise prior to the proposed Closing Date.

7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations, warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct) as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12 [Reporting Requirements], (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any of the Lenders, (d) no Material Adverse Change shall have occurred since the date of the last audited financial statements of the REIT Guarantor delivered to the Administrative Agent, (e) the OP Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (f) the OP Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate confirming that after making the requested Loan or the issuance of the requested Letter of Credit, the Revolving Facility Usage does not exceed the Borrowing Base Amount. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 [Initial Loans and Letters of Credit] and this Section 7.2 have been satisfied on or prior to the date thereof.

ARTICLE 8

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, each Loan Party shall comply at all times with the following covenants:

8.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to maintain such license or qualification and good standing would reasonably be expected to have a Material Adverse Change, except as otherwise expressly permitted in Section 9.5 [Liquidations, Mergers, Etc.], (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Change.

8.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge (a) all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (b) all lawful and valid claims which, if unpaid, would result in the attachment of a Lien on its property as a matter of law or contract, except, in each case of clause (a) and clause (b), where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.3 Maintenance of Insurance.

(a) Insurance Generally. Without limiting the provisions of Section 8.3(b) [Collateral Pool Property Insurance], each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent reasonably acceptable to the Administrative Agent (and the Administrative Agent hereby acknowledges and agrees that any such arrangements in place on the Closing Date and disclosed to the Administrative Agent prior to the Closing Date are reasonably acceptable to the Administrative Agent). At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance with respect to the Collateral shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its reasonable discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent during the existence and continuation of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of this Agreement.

(b) Collateral Pool Property Insurance. The Collateral Pool Loan Parties will insure their properties and assets, including without limitation the Collateral Pool Properties, against loss or damage by insurable hazards (including, if a Collateral Pool Property is located in seismic zones 3 or 4 and has a probable maximum loss of twenty percent (20%) or more, earthquake) with reputable and financially sound insurers, including self-insurance to the extent reasonably acceptable to the Administrative Agent (and the Administrative Agent hereby acknowledges and agrees that any such arrangements in place on the Closing Date and disclosed to the Administrative Agent prior to the Closing Date are reasonably acceptable to the Administrative Agent), all as reasonably determined necessary or acceptable to the Administrative Agent (each such insurance policy is an “Insurance Policy”). Each Collateral Pool Loan Party will ensure that each Insurance Policy complies with the requirements set forth on Schedule 8.3. Each Collateral Pool Loan Party will take all actions required under the Flood Insurance Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Insurance Laws applicable to the Collateral, including providing the Administrative Agent with the address and/or GPS coordinates of the Collateral Pool Properties, and, to the extent required, obtaining flood insurance for such Collateral Pool Properties prior to such Real Property Assets becoming Collateral, and thereafter maintaining such flood Insurance Policy in full force and effect for so long as required by the Flood Insurance Laws.

(c) Each Loan Party will pay, within ten (10) Business Days after demand therefor, the reasonable and documented out-of-pocket cost and expense of any third party insurance review obtained by the Administrative Agent with respect to the insurance coverage required to be maintained by such Loan Party with respect to the Loan Parties’ obligations under this Agreement.

8.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.5 Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, directors and independent accountants, all in such detail as may reasonably be requested, at reasonable times during normal business hours and during the continuance of an Event of Default at the expense of the Borrowers; provided that (i) the Administrative Agent and, if applicable, each Lender shall provide the OP Borrower and the Administrative Agent with reasonable advance notice prior to any such visit or inspection and such visit or inspection shall not unreasonably interfere with the ordinary operations of any Loan Party or any of its properties, (ii) in the event any Lender desires to conduct a visit and inspection of any Loan Party, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent, (iii) the Loan Parties shall be given prior notice of, and be permitted to participate in, any discussion with its independent accountants, and (iv) none of the Loan Parties will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (A) in respect of which disclosure to the Administrative Agent or the Lenders (or their representatives) is then prohibited by Law or any arm’s-length agreement with unaffiliated third parties binding on any of the Loan Parties or (B) is subject to attorney-client privilege or constitutes attorney work product or trade secrets.

8.6 Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep books of record and account which enable each of the Loan Parties and their Subsidiaries to issue financial statements in accordance with GAAP consistently applied and in material conformity with applicable Laws of any Official Body having jurisdiction over any of the Loan Parties or any Subsidiary of any of the Loan Parties, and in which full, true and correct entries shall be made in all material respects of all financial transactions in all material respects.

8.7 Compliance with Laws; Use of Proceeds.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws; except (i)

where such compliance with any Law is being contested in good faith by appropriate proceedings diligently conducted, and (ii) that it shall not be deemed to be a violation of this Section 8.7 if any failure to comply with any Law would not be reasonably expected to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

(b) The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for working capital, general corporate purposes, including Investments permitted hereunder, to refinance Indebtedness of any Loan Parties or Subsidiaries of any Loan Parties, and as otherwise permitted by applicable Law and the organizational documents of the Loan Parties.

8.8 Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on all Collateral of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.9 Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(a) No Covered Entity will become a Sanctioned Person.

(b) The REIT Guarantor and its Subsidiaries covenant and agree that (i) they shall immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event and (ii) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Administrative Agent, upon request by the Administrative Agent, the Loan Parties shall provide substitute Collateral acceptable to the Administrative Agent that is not Embargoed Property.

(c) The REIT Guarantor and its Subsidiaries will conduct their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, all Anti-Terrorism Laws and all Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and all Anti-Terrorism Laws.

8.10 Accounts and Banking Services.

(a) The OP Borrower and each Collateral Pool Loan Party shall establish and maintain with PNC each of its primary operating and depositary accounts.

(b) The OP Borrower and each Collateral Pool Loan Party hereby grants to the Administrative Agent, for its benefit and the benefit of the Secured Parties, as security for the Obligations, each of the Pledged Accounts, all funds from time to time therein, and all renewals thereof, including all securities, pertaining to the same, together with whatever is receivable or received when any of the Pledged Accounts or proceeds thereof are sold, collected, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, (i) all accounts, contract rights, chattel paper, instruments, general intangibles and rights to payment of every kind now or at any time hereafter arising from any such sale, lease, collection, exchange or other disposition of any of the foregoing, and (ii) all rights to payment with respect to any cause of action affecting or relating to any of the foregoing.

8.11 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.11 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.11 constitute, and this Section 8.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

8.12 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Quarterly Financial Statements. (i) Within fifty (50) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the REIT Guarantor and (ii) within ten (10) days after such financial statements are requiring to be filed with the SEC (without giving effect to any permitted extension thereof), financial statements of the REIT Guarantor and its consolidated Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the REIT Guarantor as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof).

(b) Annual Financial Statements. (i) Within one hundred (100) days after the end of each fiscal year of the REIT Guarantor and (ii) within ten (10) days after such financial statements are required to be filed with the SEC (without giving effect to any permitted extension thereof), audited financial statements of the REIT Guarantor and its consolidated Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, certified by the Chief Executive Officer, President or Chief Financial Officer of the REIT Guarantor and accompanied by a report from an independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent, it being understood and agreed that Ernst & Young is satisfactory (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof), which report shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification as to the scope of such audit or status as a “going concern” of the REIT Guarantor or any Subsidiary.

8.13 Certificates; Notices; Additional Information. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Certificate of the REIT Guarantor. Concurrently with the financial statements of the REIT Guarantor furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.12(a) [Quarterly Financial Statements] and 8.12(b) [Annual Financial Statements], a certificate (each, a “Compliance Certificate”) of the REIT Guarantor signed by the Chief Executive Officer, President or Chief Financial Officer of the REIT Guarantor, in the form of Exhibit J.

(b) Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Loan Party proposes to take with respect thereto.

(c) Material Adverse Change. Promptly after any officer of any Loan Party has learned of any matter that could reasonably be expected to result in a Material Adverse Change, written notice thereof accompanied by a statement of an Authorized Officer of the OP Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the OP Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

(d) Organizational Documents. Promptly upon becoming available, any material amendment to the organizational documents of any Loan Party.

(e) Erroneous Financial Information; Change in Accounting. (i) Promptly in the event that the Borrowers or their accountants conclude or advise that any previously delivered financial statement or audit report should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Loan Party or any Subsidiary thereof as required by GAAP.

(f) ERISA Event. Promptly upon the occurrence of any ERISA Event that could reasonably be expected to result in a liability in excess of $10,000,000 or a determination that a Loan Party holds Plan Assets, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

(g) Other Reports.

(i) Annual Budget. The annual budget and any forecasts or projections of the REIT Guarantor and its Subsidiaries, to be supplied not later than sixty (60) days after commencement of the fiscal year to which any of the foregoing may be applicable; and

(ii) Management Letters. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee thereof) of the REIT Guarantor by independent accountants in connection with any annual, interim or special audit.

(h) SEC Filings and other Material Reports. Promptly upon their becoming available to the REIT Guarantor, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all quarterly reports on Form 10-Q and current reports on Form 8-K, which the REIT Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities and Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the REIT Guarantor’s website with written notice of such posting to the Administrative Agent or (ii) the making of such information available on any Platform).

(i) Borrowing Base Certificate. (a) Concurrently with the financial statements of the REIT Guarantor furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.12(a) [Quarterly Financial Statements] and 8.12(b) [Annual Financial Statements], and (b) promptly and in any event within three (3) Business Days of request by the Administrative Agent from time to time, a Borrowing Base Certificate appropriately completed, executed and delivered by an Authorized Officer of the OP Borrower, showing a detailed calculation of the Borrowing Base Amount.

(j) Collateral Pool Property Information. Within thirty (30) days of the end of each fiscal quarter or promptly upon Administrative Agent’s request, with respect to each Collateral Pool Property (i) quarterly operating statements for the applicable Collateral Pool Loan Party and (ii) rent rolls.

(k) Other Information. Promptly upon such request, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; provided that the Loan Parties shall not be required to provide any information (i) in respect of which disclosure to the Administrative Agent or the Lenders is then prohibited by Law or any arm’s-length agreement with unaffiliated third parties binding on any Loan Party or (ii) that is subject to attorney-client privilege or constitutes attorney work product or trade secrets.

8.14 Certificate of Beneficial Ownership and Other Additional Information. Each Borrower shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership at any time the Administrative Agent or such Lender reasonably determines that it is required by Law to obtain such Certificate of Beneficial Ownership or when the individual(s) to be identified as a Beneficial Owner have changed since the most recently delivered Certificate of Beneficial Ownership; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations, and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.15 Post-Closing Obligations. The Loan Parties shall, or shall cause their Subsidiaries, as applicable, to satisfy the obligations identified on Schedule 8.15 within the time periods specified therein.

ARTICLE 9

NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, each applicable Loan Party shall comply at all times with the following covenants:

9.1 Indebtedness. Neither the OP Borrower nor any Collateral Pool Loan Party will at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness incurred with respect to purchase money security interests and capitalized leases in an aggregate principal amount not to exceed (x) with respect to the OP Borrower, $2,000,000, and (y) with respect to each Collateral Pool Loan Party individually, $250,000, in each case, at any time outstanding;

(c) any Lender Provided Interest Rate Hedge; provided however, the Loan Parties shall enter into an Interest Rate Hedge only for hedging (rather than speculative) purposes;

(d) Guaranties with respect to any Indebtedness permitted pursuant to clauses (a), (b) and (c) of this Section 9.1; and

(e) unsecured Guaranties by the OP Borrower of any Indebtedness of any of its Subsidiaries that are not Loan Parties.

9.2 Liens. Neither the OP Borrower nor any Collateral Pool Loan Party will at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

9.3 [Reserved].

9.4 Dividends and Related Distributions. None of the Loan Parties will make any Restricted Payment or agree to become or remain liable to make any Restricted Payment if a Potential Default or Event of Default has occurred and is continuing or would result therefrom; provided that, notwithstanding the foregoing, (i) the OP Borrower may satisfy any request or demand to redeem any of its partnership interests by any holder thereof made pursuant to and in accordance with its organizational documents with shares of stock of the REIT Guarantor notwithstanding the occurrence or continuance of a Potential Default or Event of Default and (ii) the Loan Parties may make Restricted Payments (so long as no Potential Default or Event of Default exists or would arise as a result of such Restricted Payment, in either case pursuant to Section 11.1(k)) in an amount equal to the amount that would need to be distributed in order for the REIT Guarantor and any Subsidiary thereof to maintain its REIT Status for such tax year and to make the minimum distributions required to be distributed to its shareholders under the Code (A) to avoid the payment of taxes imposed under Code Section 857(b)(1) and 4981 of the Code and analogous provisions of state law, and (B) to avoid the payment of taxes imposed under Section 857(b)(3) of the Code and analogous provisions of state law.

9.5 Liquidations, Mergers, Consolidations, Acquisitions. Neither the OP Borrower nor any Collateral Pool Loan Party will dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation (other than, with respect to the OP Borrower, a merger or consolidation in which the OP Borrower is the surviving entity), nor will any Collateral Pool Loan Party acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person or consummate a Division.

9.6 [Reserved].

9.7 Affiliate Transactions. No Loan Party will enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person), other than (a) transactions not otherwise prohibited by this Agreement which are on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) employment compensation and indemnification arrangements with officers and directors (or managers or similar governing officers) of the Loan Parties and their respective Subsidiaries, (c) fees payable in connection with customary directors’ fees and services rendered to the board of directors (or similar governing body) of the Loan Parties and their respective Subsidiaries and (d) the Spin-Off Transaction and the other transactions governed or contemplated by the Spin-Off Transaction Documents.

9.8 Subsidiaries, Partnerships and Joint Ventures. No Collateral Pool Loan Party will own or create directly or indirectly any Subsidiaries or become or agree to become a party to a Joint Venture.

9.9 Continuation of or Change in Business. No Collateral Pool Loan Party will engage in any business other than owning, leasing and financing its respective Collateral Pool Property and matters related, incidental or ancillary thereto, or permit any material change in such business.

9.10 Fiscal Year; Accounting. No Loan Party will change its fiscal year from the twelve-month period ending December 31 or make any material change in its accounting treatment or reporting practices (except as required by GAAP), in each case except as consented to by the Required Lenders (such consent not to be unreasonably withheld).

9.11 Changes to Material Documents.

(a) No Collateral Pool Loan Party will amend, and no other Loan Party will amend in any respect that is adverse to the Administrative Agent or any of the Lenders, its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without, in either case, the prior written consent of the Required Lenders.

(b) No Collateral Pool Loan Party will, without the prior written consent of the Administrative Agent, cancel or terminate any Management Agreement with respect to such Collateral Pool Loan Party prior to its stated expiration or maturity.

9.12 [Reserved].

9.13 Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending March 31, 2021, to be less than 1.25 to 1.00.

9.14 Maximum Leverage Ratio. The Loan Parties shall not permit at any time the Leverage Ratio to exceed 0.60 to 1.00.

9.15 [Reserved].

9.16 Minimum Adjusted Tangible Net Worth. The Loan Parties shall not at any time permit Adjusted Tangible Net Worth to be less than $625,000,000.00 plus 75.0% of the aggregate proceeds received by the Consolidated Group (net of reasonable related fees and expenses and net of any redemption of shares, units or other Equity Interests in the Consolidated Group during such period) in connection with any offering of any Equity Interests.

9.17 Limitation on Negative Pledges and Restrictive Agreements. Neither the OP Borrower nor any Collateral Pool Loan Party will enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (a) to act as a Loan Party; (b) make dividends or distribution to any Loan Party, (c) pay any Indebtedness or other obligation owed to any Loan Party, (d) make loans or advances to any Loan Party, or (e) create any Lien upon any of their Collateral, whether now owned or hereafter acquired, except for, in each case, (i) any document or instrument governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (ii) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee), lease, sublease or other contract, (iii) restrictions existing by reason of applicable Law, (iv) restrictions in or contemplated by any Loan Party’s organizational documents, or (v) restrictions in contracts for sales, management, development or dispositions of property not prohibited by this Agreement; provided that such restrictions relate only to the property being sold, managed, developed or disposed of.

9.18 Special Covenants Relating to the REIT Guarantor. The REIT Guarantor shall not at any time (a) cease to have its common stock listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Exchange, or (b) unless otherwise approved by the Required Lenders, cease to have REIT Status or fail to comply with the requirements of the Code relating to qualified REIT subsidiaries in respect of its ownership of any Subsidiary that is intended to be a qualified REIT subsidiary of the REIT Guarantor to the extent required under the Code and applicable Law.

9.19 Plan Assets; ERISA. No Loan Party shall take any action, or omit to take any action, that would cause its assets to become Plan Assets or to become subject to Similar Law, or take any action or, assuming no assets of any Lender constitute Plan Assets, omit to take any action that would cause any transaction contemplated by the Loan Documents to constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law. No Loan Party or ERISA Affiliate shall permit to exist conditions that could reasonably be expected to result in the occurrence of an ERISA Event that would reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000.

9.20 Sanctions and other Anti-Terrorism Laws. No Covered Entity, either in its own right or through any third party, will (a) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Person in violation of any Anti-Terrorism Law; (b) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (c) directly or indirectly use the Loans or any proceeds thereof to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person in violation of any Anti-Terrorism Law.

9.21 Anti-Corruption Laws. No Loan Party or any Subsidiary, directly or indirectly, shall use the Loans or any proceeds thereof for any purpose in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any jurisdiction in which the REIT Guarantor or any of its Subsidiaries conduct business.

ARTICLE 10

COLLATERAL POOL MATTERS

Without limiting the generality of any representation, warranty or covenant made herein or elsewhere, each Loan Party (until such time as any such Loan Party ceases to be a Loan Party hereunder) jointly and severally represents and warrants or covenants, as applicable, to the Administrative Agent and the Lenders, until the Facility Termination Date.

10.1 Collateral Pool Representations.

(a) Schedule 10.1 contains a true and complete list of (i) the street address of each Collateral Pool Property and (ii) the Collateral Pool Loan Party which owns each such Collateral Pool Property. The applicable Collateral Pool Loan Party has a fee simple title to each

Collateral Pool Property listed on Schedule 10.1 hereto. Each parcel of real property identified on Schedule 10.1 is a Real Property Asset that qualifies as a Collateral Pool Property pursuant to the terms hereof and which is subject to a first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to a properly-recorded Mortgage.

(b) Schedule 10.1 (as updated pursuant to the terms hereof through the delivery of a Borrowing Base Certificate) properly sets forth all Management Agreements in existence as of the date hereof with respect to the Collateral Pool Properties, together with the applicable Property Manager. There are no other Management Agreements affecting the Collateral Pool Properties.

(c) With respect to each Collateral Pool Property, each Collateral Pool Loan Party hereby represents and warrants that:

(i) no portion of any improvement on such Collateral Pool Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, the applicable Collateral Pool Loan Party has obtained and will maintain insurance coverage for flood and other water damage in the amount of the replacement cost of the improvements at such Collateral Pool Property;

(ii) such Collateral Pool Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws (“Applicable Laws”);

(iii) such Collateral Pool Property is served by all utilities required for the current use thereof, and, to the knowledge of the applicable Collateral Pool Loan Party, all utility service is provided by public utilities and such Collateral Pool Property has accepted or is equipped to accept such utility service;

(iv) to the knowledge of the applicable Collateral Pool Loan Party, all public roads and streets necessary for service of and access to such Collateral Pool Property for the current use thereof have been completed, are serviceable and are physically and legally open for use by the public;

(v) except as disclosed in any property condition report, each of the buildings, improvements and other structural components located on any Collateral Pool Property is currently in good repair, working order and condition for its intended use without any material, structural or engineering defects or conditions; such Collateral Pool Property is free from material damage caused by fire or other casualty which has not been (or, if applicable) will not be able to be) fully restored with available insurance proceeds; there is no pending or, to the actual knowledge of such Collateral Pool Loan Party, threatened condemnation proceedings affecting such Collateral Pool Property, or any material part thereof;

(vi) to the knowledge of the applicable Collateral Pool Loan Party, all liquid and solid waste disposal, septic and sewer systems located on such Collateral Pool Property are in a condition and repair adequate for its intended use and in material compliance with all Applicable Laws with respect to such systems;

(vii) except as disclosed on any survey or property condition report, all improvements on such Collateral Pool Property lie within the boundaries and building restrictions of the legal description of record of such Collateral Pool Property other than encroachments that do not materially adversely affect the use or occupancy of such Collateral Pool Property; and

(viii) to the knowledge of the applicable Collateral Pool Loan Party, there are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting such Collateral Pool Property except to the extent such items are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

10.2 Material Contracts.

(a) Schedule 10.2 (as updated pursuant to the terms hereof through the delivery of a Borrowing Base Certificate) is a true, correct and complete listing of all Management Agreements with respect to each Collateral Pool Property. No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Management Agreement. Except as set forth on Schedule 10.2, no Collateral Pool Loan Party is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

(b) Each Collateral Pool Loan Party shall perform and observe all the material terms and provisions of each Management Agreement to be performed or observed by it, maintain each such Management Agreement in full force and effect, enforce each such Management Agreement in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Management Agreement such demands and requests for information and reports or for action as any Collateral Pool Loan Party is entitled to make under such Management Agreement.

10.3 Appraisals.

(a) Each Loan Party agrees that the Administrative Agent shall have the right, from time to time, to request Appraisals with respect to any Collateral Pool Property, that the Administrative Agent shall engage all appraisers with respect to such Appraisals and that the Borrowers shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith; provided, however, that so long as no Potential Default or Event of Default exists, the Borrowers shall not be required to pay for more than one Appraisal of each Collateral Pool Property during any calendar year; provided, further, that the Borrowers shall be required to pay for any Appraisal necessary to comply with FIRREA or other Applicable Laws relating to the Administrative Agent or the Lenders.

(b) From time to time, the Borrowers shall have the right to request that the Administrative Agent order Appraisal reports or updates to Appraisals, in form and substance and from appraisers reasonably satisfactory to the Administrative Agent, stating the then current as-is fair market value of one or more of the Collateral Pool Properties for the purposes of establishing an updated Collateral Pool Value for such Collateral Pool Properties. Notwithstanding anything in clause (a) above, the Borrowers shall bear the full cost of any such Appraisal or updated Appraisal under this clause (b).

10.4 Collateral Pool Covenants.

(a) All security deposits delivered to a Collateral Pool Loan Party under the lease for such Collateral Pool Property must be maintained by such Collateral Pool Loan Party or Property Manager in accordance with applicable Law in an account with the Administrative Agent, and those security deposits which are in the form of a letter of credit will be transferred and delivered to the Administrative Agent and held by Agent pursuant to the Collateral Documents.

(b) The Collateral Pool Loan Parties will not voluntarily or by operation of Law, directly or indirectly sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any nominal, beneficial or other interest in or to any part of the Collateral Pool Properties, or any part of any personalty located upon the Collateral Pool Properties or used or intended to be used in connection therewith, except for replacement or removal (provided such personalty is no longer required for the operation of the applicable Collateral Pool Property) of any such personalty in the ordinary course of business. Without the prior written consent of the Administrative Agent, the Collateral Pool Loan Parties will not grant easements, rights-of-way or similar entitlements, which in each case materially or adversely affect the value, utility or operation of such Collateral Pool Property, nor will any Collateral Pool Loan Party subject or submit the Collateral Pool Properties to any condominium regime, cooperative form of ownership, planned unit development scheme, property owners association or similar form of ownership structure or restriction. Any transaction which is prohibited under this Section 10.4 will be null and void to the extent permitted by applicable Law.

(c) The Collateral Pool Loan Parties will not, without the prior written approval of the Administrative Agent, enter into, amend, modify or extend any lease of any portion of a Collateral Pool Property; provided, however, that the Administrative Agent’s consent will not be required in connection with the Collateral Pool Loan Party’s execution, amendment or extension of a residential lease at any Collateral Pool Property; provided, further, that any such residential lease is on the Collateral Pool Loan Party’s standard form of lease for the applicable Collateral Pool Property approved by the Administrative Agent.

(d) The Collateral Pool Loan Parties will not consent to or permit or enter into any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents, income, issues, profits or other funds arising from or in connection with the Collateral Pool Properties, except as may be permitted by any Loan Document.

10.5 Casualty and Condemnation Events.

(a) If any damage to a Collateral Pool Property, in whole or in part, by fire or other casualty or any condemnation of any Collateral Pool Property, in whole or in part, shall occur with respect to any Collateral Pool Property (a “Casualty/Condemnation Event”), the OP Borrower shall give prompt notice of such damage or condemnation to the Administrative Agent in accordance with Section 13.5 [Notices; Effectiveness; Electronic Communication]. The applicable Collateral Pool Loan Party shall promptly commence and diligently prosecute the completion of the repair and restoration of the applicable Collateral Pool Property as nearly as possible to the condition the Collateral Pool Property was in immediately prior to such Casualty/Condemnation Event. Provided the extent of damage or condemnation is reasonably expected to be less than $10,000,000 (an “Immaterial Casualty/Condemnation Event”), and the applicable Collateral Pool Loan Party delivers to the Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration of such Collateral Pool Property, the Administrative Agent shall cause, and the Lenders hereby authorize the Administrative Agent to cause, all insurance proceeds payable as a result of such Casualty/Condemnation Event to be disbursed to the OP Borrower or the applicable Collateral Pool Loan Party for the restoration of such Collateral Pool Property. In the event the extent of damage or condemnation is expected to be equal to or more than $10,000,000 (a “Material Casualty/Condemnation Event”), (i) the insurance proceeds payable as a result of such Material Casualty/Condemnation Event shall be deposited into one or more interest-bearing accounts controlled by the Administrative Agent and pledged as additional collateral for (A) if the applicable Collateral Pool Property is owned by the California Collateral Pool Guarantor, the Guaranteed Obligations (as defined in the Guaranty Agreement executed by the California Collateral Pool Guarantor) and (B) otherwise, for the Obligations, and (ii) such insurance proceeds shall be disbursed from such account(s) to the applicable Collateral Pool Loan Party to the extent required for the restoration of the applicable Collateral Pool Property in accordance with the applicable Mortgage; provided that, following restoration of such Collateral Pool Property, if any surplus proceeds remain on deposit in any such account, the Administrative Agent shall make such surplus proceeds available to the Collateral Pool Loan Party that owns the impacted Collateral Pool Property so long as (i) no Potential Default or Event of Default exists and (ii) the sum of (A) the outstanding principal balance of Revolving Credit Loans, plus (B) the outstanding principal balance of Swingline Loans, plus (C) the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.8 [Letter of Credit Subfacility] does not exceed the Borrowing Base Amount.

(b) Within ten (10) Business Days of the occurrence of a Material Casualty/Condemnation Event with respect to a Collateral Pool Property (the “Affected Property”), the OP Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate recalculating the Borrowing Base Amount based upon the most recent information available to the OP Borrower with respect to each of the Collateral Pool Properties, however, for purposes of calculating the Net Operating Income of the Affected Property, rents and other revenues received from any tenant of a unit that was leased prior the date of the applicable Material Casualty/Condemnation Event but was rendered untenantable by such Material Casualty/Condemnation Event or with respect to which the applicable lease was terminated as a result of such Material Casualty/Condemnation Event shall be excluded. Notwithstanding the terms of Section 5.3 [Mandatory Prepayment] to the contrary, if the Borrowing Base Certificate delivered by OP Borrower pursuant to the foregoing confirms that the sum of (i) the outstanding principal balance of Revolving Credit Loans, plus (ii) the outstanding principal balance of Swingline Loans, plus (iii) the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.8 [Letter of Credit Subfacility] exceeds the Borrowing Base Amount (such excess, the “Excess Usage”), then within ten (10) Business Days after the OP Borrower’s delivery to the Administrative Agent of such Borrowing Base Certificate, the Borrowers shall make a mandatory prepayment of principal equal to the amount of the Excess Usage, together with accrued interest on such principal amount. For avoidance of doubt, and notwithstanding anything to the contrary herein, following a Material Casualty/Condemnation Event, the Borrowers may not request or receive any Revolving Credit Loans or Swingline Loans, or request the issuance of, or be issued, a Letter of Credit hereunder until such time as the OP Borrower has delivered to the Administrative Agent an updated Borrowing Base Certificate, confirming the Borrowing Base Amount, as calculated pursuant to the foregoing. From and after delivery of such Borrowing Base Certificate, and until such time as (x) restoration of the Affected Property has been completed and (y) the Administrative Agent has received a new Appraisal of the Affected Property, the Borrowing Base Amount (as it relates to the Affected Property) shall be calculated in accordance with the foregoing.

ARTICLE 11

DEFAULT

11.1 Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a) Payments Under Loan Documents. The Borrowers or any other Loan Party shall fail to pay, when and as required to be paid herein, (i) any principal of any Loan (including mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or (ii) within five (5) days after the same becomes due, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or other amount owing hereunder or under the other Loan Documents; or

(b) Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made, deemed made or furnished; or

(c) Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1 [Preservation of Existence, etc.], Section 8.3 [Maintenance of Insurance], Section 8.7 [Compliance with Laws; Use of Proceeds], Section 8.9 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.12 [Reporting Requirements], clauses (a), (b), (i) or (k) of Section 8.13 [Certificates; Notices; Additional Information], Section 8.15 [Post-Closing Obligations] or Article 9 [Negative Covenants]; or

(d) Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which an Authorized Officer knew or received written notice of such default and (ii) the date upon which written notice thereof is given to the Loan Parties by the Administrative Agent or any Lender; or

(e) Defaults in Other Agreements or Indebtedness. A breach, default or event of default shall occur at any time under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in an aggregate principal amount (for all such agreements) in excess of (x) with respect to any Loan Party or with respect to any recourse Indebtedness of any Subsidiaries that are not Loan Parties, $10,000,000 or (y) with respect to any non-recourse Indebtedness of any Subsidiaries that are not Loan Parties, $50,000,000, and in each case such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not have a reasonable basis to dispute coverage) shall be entered against any Loan Party by a court having jurisdiction in the premises, and with respect to which either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g) Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative (in each case, except in accordance with its terms) or shall in any way be challenged or contested by a Loan Party or any Affiliate of a Loan Party or cease to give or provide the respective Liens, security interests, guarantees, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h) Proceedings Against Assets. Any of the Collateral Pool Properties or any other Collateral with an aggregate fair market value of $10,000,000 or more is attached, seized, levied upon or subjected to a writ or distress warrant; or the appointment of any receiver, trustee, custodian or assignee of any Loan Party, any Collateral Pool Property or any Collateral or other assets of any Loan Parties with an aggregate fair market value of $10,000,000 or more and the same is not cured within sixty (60) days thereafter; or

(i) Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the OP Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or the OP Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $10,000,000; or

(j) Change of Control. A Change of Control shall occur; or

(k) Relief Proceedings; Solvency; Attachment. Either (i) a Relief Proceeding shall have been instituted against any Loan Party or a substantial part of the assets of any Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Loan Party admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party or any Subsidiary of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

11.2 Consequences of Event of Default.

(a) Generally. If any Event of Default specified under Section 11.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, with the consent of the Required Lenders, and upon the request of the Required Lenders shall, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and each Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations;

(iv) exercise any and all rights, powers, privileges and remedies granted to a secured party upon default under the Uniform Commercial Code, as adopted in the State of New York (the “UCC”) or otherwise provided by Law with respect to the Pledged Accounts, including the liquidation of any time deposits and the application of any proceeds thereof to payment of the Obligations, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; and

(v) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or any such Affiliate, irrespective of whether or not such Lender, the Issuing Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the OP Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c) Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 11.2 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.2(b) [Set-Off] (subject to the terms of Section 5.5 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 11.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.3 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 11.2 [Consequences of Event of Default] (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 11.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 2.9 [Defaulting Lenders] and 11.2(a)(iii) [Generally]) be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, ratably among the Lenders, the Issuing Lender, and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e) Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 11.3, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 11.3.

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 12 hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 12

THE ADMINISTRATIVE AGENT

12.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative

Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Loan Parties shall have no rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.3 Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.1 [Modifications; Amendments or Waivers] and 11.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the OP Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6 Resignation of Administrative Agent, Issuing Lender and Swingline Loan Lender. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the OP Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the OP Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the OP Borrower and such Person remove such Person as Administrative Agent and, in consultation with the OP Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) The Issuing Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the OP Borrower. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. In the event of any such resignation, the OP Borrower may appoint a successor Issuing Lender from among the Lenders, and, upon the acceptance of such appointment by such Lender and the Administrative Agent, such Lender shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Lender hereunder.

(e) The Swingline Loan Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the OP Borrower. After the resignation of the Swingline Loan Lender hereunder, the retiring Swingline Loan Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Loan Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans. In the event of any such resignation, the OP Borrower may appoint a successor Swingline Loan Lender from among the Lenders, and, upon the acceptance of such appointment by such Lender and the Administrative Agent, such Lender shall succeed to and become vested with all of the rights, powers, privileges and duties of a Swingline Loan Lender hereunder.

12.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

12.9 Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of that certain engagement letter, dated as of November 3, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Administrative Agent’s Letter”), by and among the REIT Guarantor, Administrative Agent and PNC Capital Markets LLC,.

12.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.8(b) [Letter of Credit Fees] and 13.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 13.3 [Expenses; Indemnity; Damage Waiver].

12.11 Collateral and Guaranty Matters.

(a) Each of the Secured Parties irrevocably authorizes the Administrative Agent and the Administrative Agent hereby agrees, to release any Lien (i) on any property granted to or held by the Administrative Agent under any Loan Document upon the Facility Termination Date or (ii) if approved, authorized or ratified in writing by all Lenders in accordance with Section 13.1 [Modifications, Amendments or Waivers].

(b) The Administrative Agent shall take such actions and execute such documents, at the expense of the Loan Parties, as are appropriate and reasonably requested by the Loan Parties in connection with such releases.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

12.12 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

12.13 Lender Provided Interest Rate Hedges . Except as otherwise expressly specified herein, no Hedge Bank that obtains the benefits of Section 11.3 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

12.14 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding Section 12.14(a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 12.14(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.15 Post-Foreclosure. Title to all or any portion of the Collateral acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or retained in satisfaction of all or any part of the Obligations, will be held by a limited liability company or other legal entity owned by Lenders pro rata in proportion to their respective Ratable Shares (the “Post-Foreclosure Entity”). The Administrative Agent, as the managing member, partner or owner of the Post-Foreclosure Entity, will prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which will be subject to the approval of the Required Lenders. The sale price of the Collateral will be subject to the approval of the Required Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent will manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and will administer all transactions relating thereto, including employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral pursuant to the Annual Budgets and Business Plan set forth in the approved Post-Foreclosure Plan; provided however, that the Administrative Agent, in its sole discretion, is authorized, in lieu of the procedure set forth in the Annual Budgets and Business Plan, to fund itself any additional expenses for reason of a bona fide emergency affecting the Collateral, for payment of taxes, insurance premiums or for other expenditures deemed necessary by the Administrative Agent to preserve and maintain the value of the Collateral (collectively, “Emergency Fundings”). Except for Emergency Fundings, actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, will require the written consent of the Required Lenders by way of supplement to such Post-Foreclosure Plan; provided however, that any supplement that relates to sale price of the Collateral will require the written consent of all Non-Defaulting Lenders. Upon demand therefor from time to time, each Lender will contribute its share (based on its pro rata share in proportion to its respective Ratable Shares) of all Emergency Fundings and all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan or reasonably incidental thereto, in connection with the construction, operation, management, maintenance, development, leasing and sale of such Collateral. The Administrative Agent will render or cause to be rendered to each Lender, from time to time, an income and expense statement for such Collateral, and each Lender will promptly contribute its pro rata share in proportion to its respective Ratable Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent deems reasonably necessary. Lenders acknowledge and agree that if title to any Collateral is obtained by the Post-Foreclosure Entity, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.3 as soon as practicable. The Administrative Agent will undertake to sell such Collateral, subject to the terms of the Post-Foreclosure Plan and upon such terms and conditions as the Required Lenders reasonably determine to be most advantageous to Lenders. The Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.

ARTICLE 13

MISCELLANEOUS

13.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.11 [Incremental Revolving Credit Commitments]), the Administrative Agent, acting on behalf of all the Lenders, and the OP Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(a) Increase of Commitment. Increase the amount of the Revolving Credit Commitment of a Lender hereunder without the consent of such Lender;

(b) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Unused Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Unused Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c) Release of Collateral or Guarantors. Release any of the Collateral or release any Guarantor from its Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders); or

(d) Miscellaneous. Amend Section 2.4 [Termination or Reductions of Revolving Credit Commitments] (but only if such amendment would result in a non-ratable reduction of the Revolving Credit Commitments under this Agreement), Section 5.4 [Pro Rata Treatment of Lenders], Section 12.3 [Exculpatory Provisions], Section 5.5 [Sharing of Payments by Lenders], Section 11.3 [Application of Proceeds] or this Section 13.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, or amend or otherwise modify the definition of “Collateral”, the definition “Collateral Pool Properties” or the information set forth on Schedule 1.1(C), in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 13.1(a) through (d) above, there is a Non-Consenting Lender, then the OP Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the OP Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; provided that any such proposed extension of the Expiration Date shall have been offered to each Lender with Loans or Commitments, and if the consents of such Lenders exceed the portion of Commitments and Loans the OP Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

In addition, notwithstanding the foregoing, (a) with the consent of the OP Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender or the OP Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease of, the Revolving Credit Commitments, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitments, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.1(A) to reflect such change and shall distribute such revised Commitment Schedule to each of the Lenders and the OP Borrower, whereupon such revised Schedule 1.1(A) shall replace the old Schedule 1.1(A) and become part of this Agreement and (c) only the written consent of the parties thereto shall be required to amend or change any provision of any Fee Letter.

13.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

13.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims (including inter-party claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers, any Collateral Pool Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers, any Collateral Pool Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise from a dispute solely among the applicable Indemnitee and its Related Parties, if the underlying dispute does not (A) arise as a result of an action, inaction or representation of, or information provided by or on behalf of, the Loan Parties or their Subsidiaries or Affiliates or (B) relate to any action of such Indemnitee in its capacity as Administrative Agent, Arranger, Issuing Lender or Swingline Loan Lender. This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].

(d) [Reserved].

(e) Waiver of Consequential Damages, Limitation on Liability, Etc. To the fullest extent permitted by applicable Law, no Loan Party nor any Lender-Related Person shall assert, and each Loan Party and each Lender-Related Person hereby waives, any claim against any Loan Party or any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnity and reimbursement obligations to the extent set forth in Section 13.3(b) [Indemnification by the Loan Parties] (including the Loan Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damages that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet or the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person.

(f) Payments. All amounts due under this Section 13.3 shall be payable not later than ten (10) days after demand therefor.

(g) Survival. Each party’s obligations under this Section 13.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

13.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

13.5 Notices; Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the OP Borrower or any other Loan Party, to it at 4582 South Ulster Street, Suite 1450, Denver, CO 80237, Attention of Lynn Stanfield (E-Mail Lynn.Stanfield@aimco.com; Telephone No. 303-691-4370) and John Nicholson (E-Mail John.Nicholson@aimco.com; Telephone No. 303-691-4412);

(ii) if to the Administrative Agent, to PNC Bank, National Association at First Side Center, Mailstop P7-PFSC-04-V, 500 First Avenue, Pittsburgh, Pennsylvania 15219, Attention of Daniel Enick (Facsimile No.: 888-614-9134; Telephone No.: 412-807-7223);

(iii) if to PNC Bank, National Association in its capacity as Issuing Lender, to it at First Side Center, Mailstop P7-PFSC-04-V, 500 First Avenue, Pittsburgh, Pennsylvania 15219, Attention of Daniel Enick (Facsimile No.: 888-614-9134; Telephone No.: 412-807-7223), and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the OP Borrower at the time of its appointment as an Issuing Lender hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities] if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

13.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the

Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 [Payments] and Section 13.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

13.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of a Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the OP Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(1) the consent of the OP Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the OP Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3) the consent of the Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 ($6,500 for any Defaulting Lender); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the OP Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 13.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that

Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 13.1(a) [Increase of Commitment], 13.1(b) [Extension of Payment, Etc.], or 13.1(c) [Release of Collateral or Guarantors]) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.9 [Taxes] and 5.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) [Status of Lenders] (it being understood that the documentation required under Section 5.9(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 13.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.13 [Replacement of a Lender] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2(b) [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the OP Borrower, the Administrative Agent and such Lender.

(g) Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

13.9 Confidentiality.

(a) General. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Revolving Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (h) with the consent of the OP Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a) [General].

13.10 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.5 [ Notices; Effectiveness; Electronic Communication]. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Judicial Reference.

(i) Any and all disputes, claims and controversies arising out of, connected with or relating to this Agreement or any other Loan Document or the transactions contemplated thereby (individually, a “Dispute”) that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section 13.11(e) in lieu of the jury trial waivers otherwise provided in the Loan Documents. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to judicial reference, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Notwithstanding the foregoing, this paragraph shall not apply to any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar master agreement governing any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).

(ii) Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure (“CCCP”) §§ 638 et seq.

(iii) The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least 10 years’ experience practicing commercial law. The parties hereto (the “Parties”) shall not seek to appoint a referee that may be disqualified pursuant to CCCP § 641 or § 641.2 without the prior written consent of all Parties. If the Parties are unable to agree upon a referee within 10 calendar days after one Party serves a written notice of intent for judicial reference upon the other Parties, then the referee will be selected by the court in accordance with CCCP § 640(b).

(iv) The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the CCCP, the Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with CCCP §§ 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(v) Notwithstanding the preceding agreement to submit Disputes to a judicial referee, the Parties and the other Loan Documents preserve, without diminution, certain rights and remedies at law or equity and under the Loan Documents that such Parties may employ or exercise freely, either alone or in conjunction with or during a Dispute. Each Party shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self-help including peaceful occupation of property and collection of rents, setoff, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of a judicial referee to grant similar remedies that may be requested by a party in a Dispute. No provision in the Loan Documents regarding submission to jurisdiction or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any Dispute. The Parties do not waive any applicable federal or state substantive law (including without limitation the protections afforded to banks under 12 U.S.C. § 91 or any similar applicable state law) except as provided herein.

(vi) If a Dispute includes multiple claims, some of which are found not subject to this Section 13.11(e), the Parties shall stay the proceedings of the claims not subject to this Section 13.11(e) until all other claims are resolved in accordance with this Section 13.11(e). If there are Disputes by or against multiple parties, some of which are not subject to this Section 13.11(e), the Parties shall sever the Disputes subject to this Section 13.11(e) and resolve them in accordance with this Section 13.11(e).

(vii) During the pendency of any Dispute that is submitted to judicial reference in accordance with this Section 13.11(e), each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Section 13.11(e). The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing Party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the referee. In the event of any challenge to the legality or enforceability of this Section 13.11(e), the prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorneys’ fees, incurred by it in connection therewith.

(viii) THIS SECTION 13.11(e) CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CCCP § 638.

13.12 Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i) the effects of any Bail-in Action on any such liability, including, if applicable:

(ii) a reduction in full or in part or cancellation of any such liability;

(iii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.13 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

13.14 OP Borrower as Agent for Loan Parties.

(a) Each Loan Party hereby irrevocably appoints and constitutes the OP Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from the Administrative Agent or any Lender or Issuing Lender in the name or on behalf of any Borrower. The Administrative Agent, Lenders and Issuing Lender may disburse the Loans to such bank account of the OP Borrower or any other Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the OP Borrower may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) The OP Borrower hereby accepts the appointment by the Loan Parties to act as the agent and attorney-in-fact of the Loan Parties pursuant to this Section 13.14. The OP Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of a Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Loan Party hereby irrevocably appoints and constitutes the OP Borrower as its agent to receive statements on account and all other notices from the Administrative Agent, Lenders and Issuing Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by the OP Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(e) No resignation or termination of the appointment of the OP Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to the Administrative Agent. If the OP Borrower resigns under this Agreement, Loan Parties shall be entitled to appoint a successor agent for the Loan Parties (which shall be a Borrower). Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term “OP Borrower” as used in this Section shall mean such successor agent and the retiring or terminated agent’s appointment, powers and duties as such agent shall be terminated.

13.15 Joint and Several Obligations of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 13.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons constituting Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 13.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower, irrespective of the validity, regularity or enforceability of the provisions of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Potential Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 13.15, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 13.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 13.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 13.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 13.15 are made for the benefit of the Administrative Agent, each Lender, the Issuing Lender, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers individually or collectively as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, the Issuing Lender, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 13.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender or the Issuing Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 13.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent, any Lender, or the Issuing Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any of the Administrative Agent, any Lender or the Issuing Lender are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Potential Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with Section 11.3 [Application of Proceeds].

13.16 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC

and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 13.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS: AIMCO OP L.P., a Delaware limited partnership

By:	AIMCO OP GP, LLC,
a Delaware limited liability company,
its general partner

	By:	Apartment Investment and Management Company,
a Maryland corporation,
its member

		By:	/s/ Lynn C. Stanfield
		Name:	Lynn C. Stanfield
		Title:	Executive Vice President and Chief Financial Officer

AIMCO WARWICK, L.L.C., a Delaware limited liability company

By:	AIMCO OP L.P.,
a Delaware limited partnership,
its member

	By:	AIMCO OP GP, LLC,
a Delaware limited liability company,
its general partner

		By:	Apartment Investment and Management Company,
a Maryland corporation,
its member

			By:	/s/ Lynn C. Stanfield
			Name:	Lynn C. Stanfield
			Title:	Executive Vice President and Chief Financial Officer

[Signatures Continue on Next Page]

WATERFORD VILLAGE, L.L.C., a Delaware limited liability company

By:	AIMCO OP L.P.,
a Delaware limited partnership,
its member

	By:	AIMCO OP GP, LLC,
a Delaware limited liability company,
its general partner

		By:	Apartment Investment and Management Company,
a Maryland corporation,
its member

			By:	/s/ Lynn C. Stanfield
			Name:	Lynn C. Stanfield
			Title:	Executive Vice President and Chief Financial Officer

AIMCO WEXFORD VILLAGE, L.L.C., a Delaware limited liability company

By:	AIMCO OP L.P.,
a Delaware limited partnership,
its member

	By:	AIMCO OP GP, LLC,
a Delaware limited liability company,
its general partner

		By:	Apartment Investment and Management Company,
a Maryland corporation,
its member

			By:	/s/ Lynn C. Stanfield
			Name:	Lynn C. Stanfield
			Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

a Maryland corporation,

By:	/s/ Lynn C. Stanfield
Name:	Lynn C. Stanfield
Title:	Executive Vice President and Chief Financial Officer

AIMCO ESPLANADE AVENUE APARTMENTS, LLC,

a Delaware limited liability company

By:	AIMCO OP L.P.,
a Delaware limited partnership,
its member

	By:	AIMCO OP GP, LLC,
a Delaware limited liability company,
its general partner

		By:	Apartment Investment and Management Company,
a Maryland corporation,
its member

			By:	/s/ Lynn C. Stanfield
			Name:	Lynn C. Stanfield
			Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender, Swingline Loan Lender and the Issuing Lender

By:	/s/ James A. Harmann

Name:	James A. Harmann

Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Ryan Dempsey

Name:	Ryan Dempsey
Title:	Authorized Officer

BANK OF THE WEST, as a Lender

By:	/s/ Hans E. Starks
Name:	Hans E. Starks
Title:	Vice President

ZIONS BANCORPORATION DBA
ZIONS FIRST NATIONAL BANK, as a Lender

By:	/s/ Jeffrey A. Holt

Name:	Jeffrey A. Holt
Title:	Senior Vice President